Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

CITIZENS NATIONAL BANK,

CITIZENS NATIONAL BANCORP, INC.

and

SIMMONS FIRST NATIONAL CORPORATION

Dated as of May 18, 2016

i

ii

Exhibits

Exhibit A          Form of Support and Non-Competition Agreements

Schedules

Seller Disclosure Schedule

Purchaser Disclosure Schedule

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of May 18, 2016, by and among Citizens National Bank, a national banking association (the “Bank”), Citizens National Bancorp, Inc., a Tennessee corporation (the “Seller”), and Simmons First National Corporation, an Arkansas corporation (the “Purchaser”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Bank (the “Shares”);

WHEREAS, Seller desires to sell and transfer, and Purchaser desires to purchase, all of the Shares upon the terms and subject to the conditions set forth in this Agreement (the “Sale”);

WHEREAS, each of the directors (excluding any officers who are separately signing non-solicitation/non-competition agreements) and certain shareholders of Seller have simultaneously herewith entered into a Support and Non-Competition Agreement in connection with the Sale, in the form of Exhibit A hereto, and certain officers of the Bank shall enter into non-solicitation/non-competition agreements that are customary for Purchaser;

WHEREAS, the transactions described in this Agreement are subject to the approvals of the shareholders of Seller and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1             Definitions. For purposes of this Agreement, the following terms have the meanings set forth below.

“Affiliate” with respect to any Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this Agreement, “control” “controlling,” “controlled by” and “under common control with” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Business” means the business of the Bank.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Tennessee or Arkansas are permitted or required to be closed.

“Call Reports” mean the Bank’s Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

“Cash Payment” means an aggregate amount, equal to the difference between (a) the Cash Purchase Price and (b) the Special Dividend Amount.

“Code” means the Internal Revenue Code of 1986.

“Consent” means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person, including any Governmental Authority.

“Contract” means (a) any agreement, contract, indenture, note, bond, loan, lease, conditional sale contract, purchase or sales order, option, license, instrument, mortgage, obligation, commitment, arrangement, promise or undertaking (whether written or oral) that is legally binding, and (b) any amendments, extensions, supplements, and modifications, oral or written, to any of the Contracts described in the foregoing clause (a).

“Default” means (a) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“DOL” means the United States Department of Labor.

“Environmental Laws” means all Laws, including principles of common law, regulations, judgments, and Orders in effect on the Closing Date (but shall not include changes in any statutes, laws, regulations, judgments and/or Orders after the Closing Date) and relating to pollution or protection of human health or the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights, and first refusal rights or redemption rights), scrip, understandings, warrants, stock appreciation, phantom stock, profit participation or similar rights or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interest of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

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“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means those accounting principles generally accepted in the United States of America.

“Governing Documents” means the charter, articles or articles of incorporation and bylaws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Governmental Authority” means collectively, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve Board, the FDIC, the OCC, the Consumer Financial Protection Bureau, the IRS, the DOL, the PBGC, and all other federal, state, local, municipal, foreign or other governmental or quasi-governmental authority, including any administrative, executive, judicial, legislative, regulatory or taxing authority, governmental agency, branch, department, official or entity and any court, arbiter or other tribunal (including any self-regulatory organization) of any nature of any jurisdiction.

“Hazardous Substances” means any substance governed or regulated under any of the Environmental Laws, including any substance that is (a) any “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), as amended through the Closing Date, and rules and regulations promulgated thereunder; (b) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), and the rules and regulations promulgated thereunder, as amended through the Closing Date, and rules and regulations promulgated thereunder; and (c) petroleum or petroleum products, asbestos or asbestos-containing material, toxic mold, or polychlorinated biphenyls.

“Intellectual Property” means all United States and foreign intellectual property, including (a) patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof, (b) trademarks, trade dress, service marks, trade names, brand names, logos and slogans, whether registered or unregistered, and pending applications to register the same, including all extensions and renewals thereof and all goodwill associated therewith, (c) copyrights and copyrightable works, including all writing, reports, analyses, evaluation protocols, designs, Software, mask works or other works, whether registered or unregistered, and pending applications to register the same, (d) domain names and (e) confidential or proprietary know-how, trade secrets, methods, processes, practices, formulas and techniques.

“Intellectual Property Licenses” means all Contracts (other than agreements with respect to non-customized Software that are “shrink wrap” or can be purchased “off the shelf” as that term is customarily understood and similar generally available commercial end-user licenses to Software that have an individual acquisition cost of $2,500 or less) between the Bank and any Person to which the Bank (a) is granted any license, sublicense, option, or other right or interest with respect to any Bank Intellectual Property, or (b) has granted any license, sublicense, option or other right or interest to any Third Party with respect to any Bank Intellectual Property.

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“IRS” means the Internal Revenue Service.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Liens” means any charge, claim, community property interest, condition, easement, covenant, Contract, commitment, warrant, demand, encumbrance, equitable interest, lien, mortgage, charge, option, purchase right, pledge, security interest, right of first refusal, or other material rights of Third Parties or material restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Loans” means all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the Bank.

“Material Adverse Effect” means with respect to any party hereto and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (a) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, Liabilities or business of such party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (i) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (ii) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (iii) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to Seller or the Bank, the State of Tennessee, and with respect to Purchaser, the State of Arkansas), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry, (iv) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (v) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (vi) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (viii) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; except, with respect to clauses (i), (ii), (iii), (iv) and (vii), to the extent that the effects of such change disproportionately affect Seller and the Bank, taken as a whole, as compared to other companies in the industry in which Seller and the Bank operate, or (b) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

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“Monthly Financial Statements” means the monthly unaudited financial statements of the Bank (including balance sheet, income statement and statement of changes in shareholders’ equity).

“Most Recent Balance Sheet” means the consolidated balance sheet of Seller and the Bank as of December 31, 2015 (“Most Recent Balance Sheet Date”) for the fiscal year ended December 31, 2015 included in the Seller Financial Statements.

“NASDAQ” means the NASDAQ Global Select Market.

“OCC” means the Office of the Comptroller of the Currency.

“Order” means any law, rule, regulation, award, decision, injunction, judgment, order, decree, ruling, writ, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any referee, arbitrator or mediator.

“Operating Property” means any property owned, leased, or operated by the party in question or by any of its Subsidiaries or in which such party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Ordinary Course” means the conduct of the Business by the Bank in substantially the same manner as the Business was operated on the date of this Agreement, including operations in conformance and consistent with the Bank’s practices and procedures prior to and as of such date.

“Participation Facility” means any facility or property in which the party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means all (a) statutory Liens securing payments not yet due, (b) Liens for Property Taxes not yet due and payable, or (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or Assets subject to the Lien.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust, group (as defined in Section 13(d)(3) of the Exchange Act), or other entity, whether or not legal entities, or any Governmental Authority.

“Post-Closing Tax Period” means any taxable year or period beginning after the Closing Date (and, with respect to any taxable year or period beginning on or before the Closing Date and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Previously Disclosed” (a) by Purchaser means information set forth in the Purchaser Disclosure Schedule or information set forth in the Purchaser SEC Documents that were filed prior to the date hereof, and (b) by Seller and the Bank means information set forth in the Seller Disclosure Schedule or made available to Purchaser.

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“Proceeding” means any action, claim, arbitration, cause of action, lawsuit, claim, charge, audit, hearing, investigation, litigation, complaint, criminal prosecution, governmental or other examination or investigation, suit or other legal or quasi-legal proceeding (whether civil, criminal, administrative, investigative or informal) relating to or affecting a party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or referee, trustee, arbitrator or mediator, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Governmental Authorities.

“Property Taxes” means real, personal and intangible ad valorem property taxes.

“Purchaser Capital Stock” means, collectively, Purchaser Common Stock, any preferred stock of Purchaser and any other class or series of capital stock of Purchaser.

“Purchaser Common Stock” means the $0.01 par value Class A Common Stock of Purchaser.

“Purchaser Disclosure Schedule” means the schedules delivered by Purchaser to Seller concurrently herewith and identified by the parties as the Purchaser Disclosure Schedule.

“Purchaser Entities” means, collectively, Purchaser and all Purchaser Subsidiaries.

“Purchaser Financial Statements” means (a) the consolidated statements of condition (including related notes and schedules, if any) of Purchaser as of December 31, 2015, 2014 and 2013, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2015, 2014, and 2013 as filed by Purchaser in the SEC Documents and (b) the consolidated statements of condition of Purchaser (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

“Purchaser Options” means each option or other Equity Right to purchase shares of Purchaser Common Stock pursuant to stock options or stock appreciation rights.

“Purchaser SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by Purchaser or any of its Subsidiaries with the SEC on or after January 1, 2016.

“Purchaser Stock Plans” means the existing stock option and other stock-based compensation plans of Purchaser designated as follows: Simmons First National Corporation Executive Stock Incentive Plan - 2006, Simmons First National Corporation Outside Director Stock Incentive Plan - 2006, Simmons First National Corporation Executive Stock Incentive Plan - 2010, Simmons First National Corporation Outside Director Stock Incentive Plan - 2014 and Simmons First National Corporation 2015 Incentive Plan.

“Purchaser Subsidiaries” means the Subsidiaries of Purchaser, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Purchaser after the date hereof and held as a Subsidiary by Purchaser at the Closing.

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“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, including indoor air, soil, surface water, groundwater, or property or other environmental medium or natural resource.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations promulgated thereunder.

“Seller Common Stock” means the common stock of Seller with no par value.

“Seller Disclosure Schedule” means the schedules delivered by Seller to Purchaser concurrently herewith and identified by the parties as the Seller Disclosure Schedule.

“Seller Financial Statements” means (a) the consolidated statements of condition (including related notes and schedules, if any) of Seller and the Bank as of December 31, 2013, 2014 and 2015, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any, together with any supplementary information thereto) for each of the fiscal years ended December 31, 2013, 2014 and 2015 and (b) the consolidated statements of condition of Seller and the Bank (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to most recent quarter end.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, (b) databases and computations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means all those corporations, associations, companies or other business entities of which the entity in question either (a) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided that there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (b) in the case of partnerships, serves as a general partner, (c) in the case of a limited liability company, serves as a managing member, (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof, or (e) otherwise has control over the entity.

“Takeover Law” means any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of any jurisdiction.

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“Tax Returns” means all returns, declarations, reports, statements, information statement and other documents filed or required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Authority.

“Taxes” means all federal, state, foreign, and local income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes, imposed by any Governmental Authority, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Third Party” means Person that is not (a) a party to this Agreement or their successors and permitted assigns or (b) an Affiliate of a party to this Agreement.

“Transfer Taxes” means any and all sales, use, transfer, stamp, documentary, recording or similar Taxes imposed upon the Sale.

Section 1.2             Other Definitions. The following terms shall have the meanings defined in the Section indicated:

401(k) Plan	Section 6.6(b)
Accounting Firm	Section 6.13
Acquisition Proposal	Section 5.2
Agreement	Preamble
ALLL	Section 3.28(g)
Bank	Preamble
Bank Benefit Plans	Section 3.19(a)
Bank ERISA Plan	Section 3.19(a)
Bank Intellectual Property	Section 3.26(a)
BHC Act	Section 3.1(a)
Cash Purchase Price	Section 2.2(a)
Change in the Seller Recommendation	Section 6.1(b)
Closing	Section 2.4
Closing Date	Section 2.4
Closing Financial Statements	Section 2.6
COBRA	Section 3.19(b)
Contractors	Section 3.20(c)
Covered Employees	Section 6.6(a)
End Date	Section 8.1(b)
FDIA	Section 3.1(b)
General Enforceability Exceptions	Section 3.3
Indemnified Party	Section 6.7(a)
Insurance Policies	Section 3.15
Material Contracts	Section 3.17(a)
Materially Burdensome Regulatory Condition	Section 5.4
Maximum Amount	Section 6.7(b)
Money Laundering Laws	Section 3.37
OFAC	Section 3.36
OREO	Section 2.6
Permits	Section 3.18
Pool	Section 3.28(d)

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Proxy Statement	Section 6.1(a)
Purchase Price	Section 2.2(b)
Purchase Price Allocation	Section 6.13
Purchaser	Preamble
Purchaser Certificates	Section 2.3(a)(ii)
Real Property	Section 3.25(a)
Real Property Leases	Section 3.25(b)
Regulatory Agreement	Section 3.31
Regulatory Communication	Section 5.4
Reports	Section 3.10
Representatives	Section 5.2
Requisite Regulatory Approvals	Section 7.1(b)
Sale	Recitals
Sanctioned Countries	Section 3.36
Sanctions	Section 3.36
Seller	Preamble
Seller Pension Plan	Section 6.6(c)
Seller Recommendation	Section 6.1(b)
Seller Shareholder Approval	Section 3.2
Seller Stock Option	Section 3.16(g)
Shareholders’ Meeting	Section 6.1(b)
Shares	Recitals
Special Dividend	Section 6.12
Special Dividend Amount	Section 6.12
Stock Purchase Price	Section 2.2(b)
Systems	Section 3.26(e)
TBCA	Section 2.5
Termination Fee	Section 8.3
Treasury Shares	Section 3.4
USA PATRIOT Act	Section 3.37

Section 1.3             Other Definitional Provisions. Unless the express context otherwise requires: (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) references herein to any gender includes each other gender and (g) any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. As used in this Agreement, the “Knowledge” of any Person means the knowledge of such Person after due inquiry and, with respect to Seller or the Bank, means the actual knowledge after due inquiry of the individuals listed on Section 1.3 of the Seller Disclosure Schedule. The term “made available” means any document or other information that was (i) provided by one party or its Representatives to the other party and its Representatives at least three Business Days prior to the date hereof, or (ii) included in the virtual data room (on a continuation basis without subsequent modification) of a party at least three Business Days prior to the date hereof.

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Article II
PURCHASE AND SALE OF SHARES

Section 2.1             Purchase and Sale of Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign and deliver to Purchaser, the Shares, free and clear of any and all Liens, for the consideration specified in Section 2.2.

Section 2.2             Purchase Price. The aggregate purchase price for the Shares shall be:

(a)                an amount in cash equal $40,348,222, (the “Cash Purchase Price”), which shall be satisfied by:

(i)                 payment of the Cash Payment by Purchaser; and

(ii)               payment of the Special Dividend Amount, if any, by the Bank to Seller, and

(b)               835,741 shares of Purchaser Common Stock (the “Stock Purchase Price” and together with the Cash Purchase Price, the “Purchase Price”).

(c)                In the event Purchaser changes the number of shares of Purchaser Common Stock issued and outstanding prior to the Closing as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Closing, the Stock Purchase Price shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

Section 2.3             Transactions to be Effected at the Closing.

(a)                At the Closing, Purchaser shall:

(i)                 pay the Cash Payment to Seller, by wire transfer in immediately available funds, to an account designated in writing by Seller to Purchaser, such designation to be made not later than five Business Days prior to the Closing Date; and

(ii)               deliver, or cause to be delivered to Seller, certificates or evidence of Purchaser Common Stock in book-entry form (collectively referred to as “Purchaser Certificates”) representing the Stock Purchase Price.

(b)               At the Closing, Seller shall deliver to Purchaser the certificates evidencing the Shares, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto. Seller shall provide evidence to Purchaser at least five Business Days prior to the Closing Date that it has in its possession such certificates and such executed stock powers.

Notwithstanding anything to the contrary herein, Purchaser shall not be required to complete the sale and purchase of any of the Shares unless certificates and stock powers representing all, and not less than all, of the Shares are duly delivered to them in accordance with Section 2.3(b).

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Section 2.4             Closing. The closing of the Sale (the “Closing”) shall be at 10:00 a.m. at the offices of Covington & Burling LLP, located at One CityCenter, 850 Tenth Street, NW, Washington, DC 20001, unless another location is mutually agreed upon by the parties, on the third Business Day after the date that all of the conditions to the Closing set forth in Section 7.1, Section 7.2 and Section 7.3 (other than those which by their terms can only be satisfied at Closing, all of which shall be satisfied at Closing) shall have been satisfied or waived by the party entitled to waive the same, or on such other date, or at such other time or place, as shall be mutually agreed upon by Seller and Purchaser (the “Closing Date”).

Section 2.5             Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shareholder of Seller who is entitled to demand and properly demands appraisal of such shares of Seller Common Stock pursuant to, and who complies in all respects with, the provisions of Sections 48-23-101 through 48-23-302 of the Tennessee Business Corporation Act (the “TBCA”), shall be entitled to exercise dissenters’ rights with respect to the Sale in accordance with the provisions of Sections 48-23-101 through 48-23-302 of the TBCA. Seller shall give Purchaser prompt written notice (but in any event within 48 hours) of any demands for appraisal of any shares of Seller Common Stock and any withdrawals of such demands.

Section 2.6             Closing Financial Statements. At least eight Business Days prior to the Closing, Seller shall provide Purchaser with the Bank’s consolidated financial statements presenting the financial condition of the Bank as of the close of business on the last day of the last month ended prior to the Closing and the Bank’s consolidated results of operations for the period from January 1, 2016 through the close of business on the last day of the last month ended prior to the Closing (the “Closing Financial Statements”); provided, that if the Closing occurs on or before the 15th Business Day of the month, Seller shall have provided consolidated financial statements as of and through the second month preceding the Closing. The Closing Financial Statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. The Closing Financial Statements shall be accompanied by a certificate of Seller’s chief financial officer, dated as of the Closing Date, to the effect that the Closing Financial Statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Bank in all material respects. The Closing Financial Statements shall also reflect as of their date (a) accruals for all fees and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the Sale and the transactions contemplated by this Agreement and (b) the outstanding balances (including the principal amount and accrued and unpaid interest) of all Loans of the Bank that are classified by the Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import and Other Real Estate Owned (“OREO”), together with calculations of the Bank’s (i) Non-Performing Loans to Total Loans, (ii) Non-Performing Assets to Total Assets and (iii) the ALLL to Total Loans and shall be accompanied by a certificate of Seller’s chief financial officer, dated as of the Closing Date, to the effect that the Closing Financial Statements meet the requirements of this Section 2.6.

Section 2.7             Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE BANK

Except as Previously Disclosed, Seller and the Bank represent and warrant to Purchaser as follows:

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Section 3.1             Organization.

(a)                Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Seller is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failure to be so qualified or licensed has not had or would not be reasonably expected to have a Material Adverse Effect on Seller and the Bank. Seller is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956 (“BHC Act”). True, complete and correct copies of the Governing Documents of Seller, each as in effect as of the date of this Agreement, have been made available to Purchaser. Seller is not in violation of any of the provisions of such Governing Documents.

(b)               The Bank is a direct wholly owned Subsidiary of Seller and a national banking association duly organized and validly existing under the Laws of the United States of America, is authorized under the Laws of the United States of America and the OCC to engage in the business of banking as a national banking association and otherwise has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. The Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No Proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Seller, threatened. The Bank is qualified or licensed to conduct its business in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failure to be so qualified or licensed has not had or would not be reasonably expected to have a Material Adverse Effect on Seller and the Bank. True, complete and correct copies of the Governing Documents of the Bank, each as in effect as of the date of this Agreement, have been made available to Purchaser. The Governing Documents of the Bank comply with applicable Law, and the Bank is not in Default of any of the provisions of such Governing Documents.

Section 3.2             Power and Authority. Each of Seller and the Bank has full power and authority to execute this Agreement and, upon the approval of this Agreement and the Sale by (a) Seller as the sole shareholder of the Bank and (b) Seller’s shareholders in accordance with this Agreement and the TBCA, to perform its obligations under this Agreement and to consummate the Sale and the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the Bank and the performance by each of them of all of their respective obligations under this Agreement, including the Sale (including, approval by, and a determination by all of the members of the board of directors of Seller that this Agreement and the Sale is advisable and in the best interests of Seller’s shareholders and recommending the Sale to the shareholders and directing the submission of this Agreement and the Sale to a vote at a meeting of shareholders), have been duly authorized prior to the date of this Agreement by all requisite corporate action, and no other Proceedings are necessary on the part of, Seller or the Bank to authorize the execution, delivery and performance by Seller or the Bank of this Agreement, the Sale, and the transactions contemplated hereby, subject to the approval of this Agreement and the Sale by (i) Seller as the sole shareholder of the Bank and (ii) the holders of at least a majority of the outstanding shares of Seller Common Stock entitled to vote on this Agreement and the Sale (the “Seller Shareholder Approval”).

Section 3.3             Enforceability. This Agreement has been duly executed and delivered by Seller and the Bank, and assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding agreement of Seller and the Bank, enforceable against each of them it in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency, and creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies (the “General Enforceability Exceptions”).

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Section 3.4             Capitalization. The authorized capital stock of the Bank consists of 148,415 shares of common stock at the par value of $2.00 per share and no shares of preferred stock and 148,415 shares of common stock are outstanding as of the date of this Agreement. The Shares are duly authorized, validly issued, fully paid and nonassessable and owned of record by Seller free and clear of any Lien. In addition to the Shares, the Bank has no shares held in treasury (the “Treasury Shares”). Except for the Shares and the Treasury Shares, there are no shares of common stock, preferred stock, other equity interests or Equity Rights of the Bank reserved, issued or outstanding. The Bank has no outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote). There are no Contracts pursuant to which the Bank is or could be required to register shares of the Bank’s capital stock or other securities under applicable Law or to issue, deliver, transfer or sell any shares of capital stock, any Equity Rights or other securities of the Bank. The Bank does not have any Subsidiaries nor own any capital stock or Equity Rights of any other Person. There are no Contracts to which the Bank is a party or by which it is bound to repurchase, redeem or otherwise acquire any shares of capital stock of, or any Equity Right in, the Bank or vote or dispose of any shares of capital stock of, or any Equity Right in, the Bank. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or any Equity Rights in, the Bank. All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller, the Bank or any of their Affiliates is a party or is subject to or in violation of any preemptive or similar rights of any Person. Except for the Bank and its interests in the Bank, Seller does not have any Subsidiaries nor own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or Equity Right in any Person. Seller has no debt that is secured by the Bank’s capital stock.

Section 3.5             Governmental Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state securities Laws, the BHC Act, and the Requisite Regulatory Approvals, no Consent or Order, or filing or registration with, any Governmental Authority is required for or in connection with the Sale or the consummation by Seller or the Bank of the transactions contemplated by this Agreement.

Section 3.6             Conflicts Under Governing Documents or Laws. Neither the execution and delivery of this Agreement by Seller or the Bank, the Sale, nor the consummation by it of the transactions contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of the Governing Documents of Seller or the Bank , as applicable, or any Law, or of any Order of any Governmental Authority or of any arbitration award, to which Seller or the Bank is a party or by which Seller or the Bank is bound.

Section 3.7             Conflicts Under Contracts. Neither Seller nor the Bank is a party to, or bound by, any material Contract under the terms of which either the execution and delivery of this Agreement by Seller or the Bank, the Sale, or the consummation by Seller or the Bank of the transactions contemplated hereby, or the request for any Consent to such transactions would reasonably be expected to, with or without notice or lapse of time, be a Default thereunder that would be binding upon the Bank or the Business, result in the creation of a material Lien on any Asset of the Bank, result in a Lien on the Shares owned by Seller, whereby timely performance by Seller or the Bank, as applicable, or consummation of the Sale and the other transactions contemplated by this Agreement according to the terms of this Agreement may be prohibited, prevented, or materially delayed. Neither Seller nor the Bank has entered into any agreement or commitment with any Person that is inconsistent with this Agreement.

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Section 3.8             Title to Shares. Seller owns all of the issued and outstanding Shares, which constitute all of the issued and outstanding capital stock of the Bank. Seller has good and valid title to the Shares free and clear of all Liens. Seller has no other equity interests or Equity Rights in the Bank. Upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Purchaser, and upon receipt of the Purchase Price, good and valid title to the Shares will pass to Purchaser, free and clear of any Liens. There are no Contracts restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

Section 3.9             Books and Records. The minute books and stock record books of the Bank, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Bank contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the board of directors and any committees of the board of directors of the Bank, and no meeting, or action taken by written consent, of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Bank.

Section 3.10         Reports. Seller and the Bank have each filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file since January 1, 2011 with (i) the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, (ii) the Federal Reserve Board, (iii) the OCC, (iv) the FDIC, (v) the CFPB, and (vi) any other Governmental Authorities, and all other Reports required to be filed by them since January 1, 2011, including any Report required to be filed pursuant to the Laws of the United States, any state, or any Governmental Authority and have paid all fees and assessments due and payable in connection therewith. All Reports regarding Seller and the Bank filed with or otherwise submitted to any Governmental Authority complied in all material respects with applicable Law.

Section 3.11         Financial Statements; Reporting; Internal Controls.

(a)                Financial Statements. Seller has made available to Purchaser the Seller Financial Statements. The Seller Financial Statements with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto, and (iii) fairly present in all material respects the financial condition of the Bank as of the respective dates set forth therein and the consolidated results of operations of the Bank for the respective periods set forth therein. The Seller Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of the Bank as of the respective dates set forth therein and the consolidated results of operations of the Bank for the respective periods set forth therein, subject in the case of interim financial statements to year-end adjustments.

(b)               Call Reports. The Call Reports with respect to periods ending after December 31, 2012 and through the date of this Agreement have been prepared and filed in conformity with the requirements of applicable Governmental Authorities and were correct and complete in all material respects when filed (or when filed as amended, if applicable). The Call Reports to be prepared for periods ending after the date of this Agreement and filed prior to the Closing will be prepared and filed in conformity with the requirements of applicable Governmental Authorities and will be correct and complete in all material respects when filed.

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(c)                Systems and Processes. The Bank has devised and maintains a system of internal accounting controls sufficient to ensure that material information is made known to the management of the Bank as appropriate and provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Seller Financial Statements and the Call Reports for external purposes in accordance with GAAP, including that (i) transactions are executed only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Seller Financial Statements and the Call Reports and to maintain accountability for the Assets of the Bank, (iii) access to such Assets is permitted only in accordance with management’s authorization, and (iv) the reporting of such Assets is compared with existing Assets at regular intervals. The records, systems, controls, data and information of the Bank are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Bank or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material and adverse effect on the system of internal accounting controls described above. The Bank has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize or report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls. Since December 31, 2012, neither the Bank nor, to the Knowledge of Seller, any employee, auditor, accountant or representative of the Bank or any of its Affiliates has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Seller Financial Statements or Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Bank or its respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Bank has engaged in questionable accounting or auditing practices. To the Knowledge of Seller, there has been no instance of fraud by Seller or the Bank, whether or not material, that occurred during any period covered by the Seller Financial Statements.

(d)               Auditor Independence. During the periods covered by the Seller Financial Statements, Seller’s external auditor was independent of Seller, the Bank and their respective management. As of the date hereof, Seller’s external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.12         Absence of Undisclosed Liabilities. Except (a) to the extent expressly and fully reflected or reserved in the Most Recent Balance Sheet, (b) for Liabilities incurred in the Ordinary Course since the Most Recent Balance Sheet Date as would not, individually or in the aggregate, be material to the Business (other than Liabilities for Default under any Contract or violation of Law), and (c) for liabilities and obligations incurred in connection with the transactions contemplated hereby, the Bank does not have any Liabilities that would be required to be reflected or reserved against in the consolidated balance sheet of the Bank prepared in accordance with GAAP as applied by the Bank in the preparation of the Seller Financial Statements for the fiscal year ended December 31, 2015. Except as set forth in the Financial Statements, the Bank does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

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Section 3.13         Absence of Certain Changes. Since December 31, 2015, (a) there have been no facts, circumstances, events, changes, effects, developments or occurrences that have had, individually or in the aggregate, a Material Adverse Effect on the Bank, (b) the Bank has owned, operated, used and maintained the Assets of the Bank and conducted the Business in the Ordinary Course, and (c) the Bank has not taken any action that would be prohibited by Section 5.1 if it were taken after the date of this Agreement and prior to the Closing or that would prevent the consummation of the transactions contemplated hereby.

Section 3.14         Sufficiency; Title to Assets.

(a)                The Bank has good, marketable and valid title to or, in the case of leased Assets, a valid leasehold interest in, free and clear of all Liens, other than Permitted Liens, all of the tangible personal property and Assets reflected in the Most Recent Balance Sheet or thereafter acquired. No Person (including Seller) other than the Bank has any right, title or interest in or to any of the Assets of the Bank and no Person other than Seller has any right, title or interest in or to any of the Shares.

(b)               The Assets reflected in the Most Recent Balance Sheet which are owned or leased by the Bank, and in combination with the Real Property, the Bank Intellectual Property, and contractual benefits and burdens of the Bank, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Bank to operate the Business in the Ordinary Course and as the same is expected to be conducted on the Closing Date. As of the Closing Date, Seller will not own or have any other rights in any Real Property, Bank Intellectual Property, and contractual benefits and burdens of the Bank, or the Assets, properties, rights and interests related to the Business.

Section 3.15         Insurance. Seller and the Bank have Previously Disclosed an accurate and complete list (including description, premium, term and coverage) as of the date of this Agreement of all insurance policies with respect to the Assets or employees of the Bank or the Business (the “Insurance Policies”). The Bank is insured with reputable insurers against such risks and in such amounts as the management of the Bank reasonably has determined to be prudent in accordance with industry practices and the nature of the Assets of the Bank. The Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full. The Bank is otherwise in compliance in all material respects with the terms and provisions of the Insurance Policies. There is no material claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the issuers of such Insurance Policies. The Bank has no knowledge of any threatened early termination of, or material premium increase with respect to, any of such Insurance Policies. There are no historical gaps in insurance coverage, and limits under the Insurance Policies have not been exhausted or significantly diminished.

Section 3.16         Taxes.

(a)                Seller and the Bank have each timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Neither Seller nor the Bank is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All Taxes of Seller and the Bank (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or which is being contested in appropriate proceedings) on any of the Assets of any of Seller or the Bank. No claim has ever been made in writing by an authority in a jurisdiction where Seller or the Bank does not file a Tax Return that Seller or the Bank may be subject to Taxes by that jurisdiction.

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(b)               Neither Seller nor the Bank has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of Seller or the Bank or the Assets of Seller or the Bank. Neither Seller nor the Bank has waived any statute of limitations in respect of any Taxes.

(c)                Each of Seller and the Bank has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)               The unpaid Taxes of Seller and the Bank (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Seller and the Bank, as applicable, in filing their Tax Returns.

(e)                Neither Seller nor the Bank is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between Seller and the Bank and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and neither Seller nor the Bank has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502 6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Seller is parent), or as a transferee or successor.

(f)                During the two-year period ending on the date hereof, neither Seller nor the Bank was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)                Each Bank Benefit Plan, employment agreement, or other compensation arrangement of Seller or the Bank that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. Neither Seller nor the Bank has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code. Each option granted by Seller to purchase shares of Seller Common Stock (a “Seller Stock Option”) was granted at no less than “fair market value” for purposes of Section 409A of the Code, and each Seller Stock Option is exempt from Section 409A of the Code.

(h)               Neither Seller nor the Bank will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. Neither Seller nor the Bank have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

(i)                 The Bank is properly classified as “qualified subchapter S subsidiary” as defined in Section 1361(b)(3) of the Code. Seller has not acquired the Assets of any other corporation in a transaction described in Section 381(a) of the Code.

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Section 3.17         Material Contracts.

(a)                Seller and the Bank have Previously Disclosed a true and complete list of each of the following Contracts (that have not expired or otherwise terminated) to which (i) the Bank is a party or bound or (ii) to which the Assets of the Business is otherwise bound (together with the Intellectual Property Licenses and the Real Property Leases, the “Material Contracts”):

(i)                 any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $5,000;

(ii)               any Contract relating to the borrowing of money by the Bank or the guarantee by the Bank of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, and trade payables) in excess of $1,000;

(iii)             any Contract which prohibits or restricts the Bank (and/or, following consummation of the transactions contemplated by this Agreement, Purchaser or any of their Affiliates) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person;

(iv)             any Contract relating to the purchase or sale of any goods or services by the Bank (other than Contracts entered into in the Ordinary Course involving payments under any individual Contract that are not expected to be in excess of $5,000 during 2016 or involving Loans, borrowings or guarantees originated or purchased by the Bank in the Ordinary Course);

(v)               any Contract which obligates the Bank (and/or, following consummation of the transactions contemplated by this Agreement, Purchaser or any of their Affiliates) to conduct business with any Third Party on an exclusive or preferential basis;

(vi)             any Contract which requires referrals of business or requires the Bank to make available investment opportunities to any Person on a priority or exclusive basis;

(vii)           any Contract which grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, rights or properties of the Bank;

(viii)         any Contract which limits the payment of dividends by the Bank;

(ix)             any Contract pursuant to which the Bank has agreed with any Third Party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person (other than Contracts relating to the purchase or sale of other real estate owned) and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(x)               any Contract pursuant to which the Bank has agreed with any Third Party to become a member of, manage or control a material joint venture, partnership, limited liability company or other similar entity;

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(xi)             any Contract between the Bank, on the one hand, and (A) any officer or director of Seller or the Bank, or (B) to the Knowledge of Seller, (1) any Affiliate or family member of any such officer or director or (2) any other Affiliate of the Bank, on the other hand, except those of a type available to employees of the Bank generally;

(xii)           any Contract that provides for payments to be made by Seller or the Bank upon a change in control thereof;

(xiii)         any Contract which would be terminable other than by the Bank or under which a material payment obligation would arise or be accelerated, in each case as a result of the Sale or the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(xiv)         any Contract that may not be canceled by the Bank without payment of a penalty or termination fee equal to or greater than $10,000 (assuming such Contract was terminated on the Closing Date);

(xv)           any Contract containing any standstill or similar agreement pursuant to which any the Bank has agreed not to acquire Assets or equity interests of another Person;

(xvi)         any Contract that provides for indemnification by the Bank of any Person, except for non-material Contracts entered into in the Ordinary Course;

(xvii)       any Contract with or to a labor union or guild (including any collective bargaining agreement); or

(xviii)     any other Contract or amendment thereto that is either material to the Business or that would be required to be filed as an exhibit to a Form 10-K filed by Seller or the Bank with the SEC as of the date of this Agreement if Seller or the Bank were required to file or voluntarily filed such Form 10-K.

(b)               Seller and the Bank have made available to the Purchaser true and complete copies of each Material Contract. All Material Contracts are in full force and effect and are legal, valid, binding and enforceable against Seller and/or Bank, as applicable, and, to the Knowledge of Seller, the other parties thereto in accordance with its terms, subject to the General Enforceability Exceptions. There is no Default by Seller and/or Bank, as applicable, or claim thereof, and, to the Knowledge of Seller, no Default by the other contracting parties has occurred thereunder. There is not pending or, to the Knowledge of Seller, threatened cancellations of any Material Contract. Neither Seller nor the Bank has repudiated or waived any material provision of any such Contract and no other party to any such Contract, to the Knowledge of Seller, has repudiated or waived any material provision thereunder. None of the Material Contracts, in the reasonable opinion of Seller, contains any obligation with which there is a reasonable likelihood that Seller, the Bank or any other party thereto will be unable to comply. Seller has made available to Purchaser correct and complete copies of each Material Contract.

Section 3.18         Licenses, Permits and Orders.

(a)                No Consents, regulatory approvals, registrations, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, security clearances, right or other permits are held or required to be held (pursuant to applicable Law or otherwise) by the Bank or any of its directors, officers, employees or independent contractors applicable to the Business or necessary for the lawful conduct of the Business , or the lawful ownership of the Assets of the Bank or the Business, or the operation of Business, in each case, in the Ordinary Course (collectively, “Permits”). The Permits are in full force and effect and there has occurred no Default under any Permit by the Bank, except as would not have a Material Adverse Effect on the Bank.

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(b)               None of the Bank or any Assets of the Bank are subject to the provisions of any Order of any Governmental Authority and there is no Proceeding pending by, nor has the Bank or any of its Subsidiaries received a written notice from, any Governmental Authority to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit. Except as otherwise governed by applicable Law, all the Permits are renewable by their terms or in the Ordinary Course without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of the Permits will be adversely affected by consummation of the transactions contemplated hereby and no other Permits are required to be held (pursuant to applicable Law or otherwise) by the Bank or any of its directors, officers, employees or independent contractors from or after the Closing applicable to the Assets of the Bank or the ownership, operation, use or maintenance thereof except for those the absence or violation of which would not have a Material Adverse Effect on the Bank.

Section 3.19         Employee Benefit Plans.

(a)                Seller has made available to Purchaser prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Bank or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which the Bank or any ERISA Affiliate has or may have any obligation or Liability (collectively, the “Bank Benefit Plans”). Any of the Bank Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Bank ERISA Plan” . Seller and the Bank have Previously Disclosed a complete and accurate list of all Bank Benefit Plans. No Bank Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Seller has made available to Purchaser prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Bank Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the PBGC during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Bank Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a Bank Benefit Plan, and (vi) all actuarial valuations of Bank Benefit Plans.

(b)               Each Bank Benefit Plan is and has been maintained in compliance with the terms of such Bank Benefit Plan, and in compliance with the applicable requirements of the Code, ERISA, and any other applicable Laws. including satisfying all filing, reporting and distribution requirements, including but not limited to Form 550 annual reports, summary annual reports and summary plan descriptions. The requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 601, et seq. of ERISA and Section 4980B, et seq. of the Code (“COBRA”)have been met with respect to such Bank Benefits Plans which are subject to COBRA.

(c)                No Bank Benefit Plan is required to be amended within the ninety-day period beginning on the Closing Date in order to continue to comply with ERISA, the Code, and other applicable Law. Each Bank Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Bank Benefit Plan and on which such Bank Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that could adversely affect the qualified status of such Bank Benefit Plan.

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(d)               There are no threatened or pending Proceedings under the terms of, or in connection with, the Bank Benefit Plans other than claims for benefits in the Ordinary Course and no Proceeding has been commenced with respect to any Bank Benefit Plan.

(e)                Neither Seller nor any Affiliate of Seller has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any Bank Benefit Plan and no prohibited transaction has occurred with respect to any Bank Benefit Plan that would be reasonably expected to result in any liability or excise Tax under ERISA or the Code. Neither Seller, the Bank, any employee of Seller or the Bank, or any committee of which any Seller or Bank employee is a member has breached his or her fiduciary duty with respect to a Bank Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Bank Benefit Plan. To the Knowledge of Seller, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not a Seller or Bank employee, has breached his or her fiduciary duty with respect to a Bank Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Bank Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Code being imposed on Seller or any Affiliate of Seller.

(f)                Neither the Bank nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), (ii) a “multiple employer plan” (within the meaning of ERISA or the Code), (iii) a self-funded health or welfare benefit plan, (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code), or (v) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Code or that provides for indemnification for or gross-up of any taxes thereunder.

(g)                Each Employee Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.

(h)               Neither Seller nor the Bank has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Seller or Bank employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Bank Benefit Plan and no circumstance exists which could give rise to such Tax.

(i)                 All contributions required to be made to any Bank Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Bank Benefit Plan, for any period through the date hereof, have been timely made or paid in full by the date required or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Seller and the Bank, as applicable.

(j)                 Neither the execution and delivery of this Agreement nor the consummation of the Sale or the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Seller or the Bank, or result in any (i) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (ii) limitation on the right of Seller or the Bank to amend, merge, terminate or receive a reversion of assets from any Bank Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller or the Bank in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Seller and the Bank have Previously Disclosed each individual who has a contractual right to severance pay or benefits triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the Sale or the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Code. No Bank Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

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Section 3.20         Labor and Employment Matters.

(a)                Neither Seller nor the Bank is the subject of any pending or threatened Proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is Seller or the Bank party to or currently negotiating any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Seller’s or the Bank’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving Seller or the Bank pending or threatened and there have been no such actions or disputes since December 31, 2011. To the Knowledge of Seller, since December 31, 2011, there has not been any attempt by any employees or Seller or the Bank or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of Seller or the Bank. The employment of each employee and the engagement of each independent contractor of Seller or the Bank are terminable at will by Seller or the Bank, as applicable, without any penalty, liability or severance obligation incurred Seller or the Bank.

(b)               Seller and the Bank have Previously Disclosed an accurate and complete list of all of the Bank’s employees, including for each such employee: name, job title, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits, bonuses paid the past three years, and visa and greencard application status. To the Knowledge of Seller, no employee of Seller or the Bank is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. No employee of Seller or the Bank has provided written notice to Seller or the Bank of his or her intent to terminate his or her employment with Seller or the Bank, as applicable, as of the date hereof, and, as of the date hereof, to the Knowledge of Seller, no employee intends to terminate his or her employment with Seller or the Bank before Closing.

(c)                Seller and the Bank have Previously Disclosed an accurate and complete list of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each independent contractor, consultant, freelancer or other service provider (collectively, “Contractors”) used by Seller and the Bank at any point during the prior three years. A copy of each Contract relating to the services a Contractor provides to Seller and the Bank has been made available to Purchaser prior to the date hereof. To the Knowledge of Seller, no Contractor used by Seller or the Bank is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for Seller or the Bank. To the Knowledge of Seller, no current Contractor used by Seller or the Bank intends to terminate his or her or its relationship with Seller or the Bank. The employment of each employee and the engagement of each Contractor of Seller and the Bank are terminable at will by Seller or the Bank, as applicable, without any penalty, liability or severance obligation incurred by Seller or the Bank.

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(d)               Seller or the Bank have no “leased employees” within the meaning of the Code.

(e)                Seller or the Bank have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of Seller or the Bank is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.

(f)                There have not been any wage and hour claims by any employee of Seller or the Bank since December 31, 2011, nor, to the Knowledge of Seller, are there any wage and hour claims currently threatened by any employee of Seller or the Bank. Except for claims for benefits in the Ordinary Course under a Bank Benefit Plan, there have not been any Proceedings by any employee of Seller or the Bank related to their employment with Seller or the Bank since December 31, 2011, nor, to the Knowledge of Seller, are there any Proceedings currently threatened by any employee of Seller or the Bank by related to their employment with Seller or the Bank.

(g)                All of Seller’s and the Bank’s employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to Seller or the Bank is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under the Bank Benefit Plans).

Section 3.21         Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller or the Bank, or against any current or former director, officer or employee of Seller or the Bank in their capacities as such, or any Bank Benefit Plan or any material portion of the Assets of Seller and the Bank, taken as a whole, before any Governmental Authority. To the Knowledge of Seller, no basis for any Proceeding that would, individually or in the aggregate, be material to Seller and the Bank, taken as a whole, exists. Neither Seller, the Bank nor any of their Assets is or are subject to any Order or award of any Governmental Authority.

Section 3.22         Compliance with Law.

(a)                Seller and the Bank are each in compliance in all material respects with all applicable Laws, regulatory capital requirements, or Orders to which they or their Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the FDIA, the National Bank Act, the BHC Act, the Federal Reserve Act, applicable Laws of the Federal Reserve Board, the FDIC, the OCC, the Consumer Financial Protection Bureau, or any applicable state, federal or self-regulatory organization all Laws related to data protection or privacy, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, as amended by the USA PATRIOT ACT, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, and the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and all applicable regulations and policy statements under any of the foregoing Laws. The Bank is “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). Neither Seller nor the Bank has received any written communication from any Governmental Authority asserting that Seller or the Bank is not in compliance in any material respect with any Law. To the Knowledge of Seller, each director, officer, shareholder, manager, and employee of Seller and the Bank engaged at any time in the development, use or operation of the Business and its Assets, and each Contractor, is and has been in compliance with all applicable Law relating to the development, use or operation of the Business by them. No Proceeding or notice has been filed, given, commenced or, to the Knowledge of Seller, threatened against Seller or the Bank or any of their respective directors, officers, members, Affiliates, managers, employees or Contractors alleging any failure to so comply.

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(b)               The Bank (i) has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 3.22, Section 3.36, and Section 3.37.

Section 3.23         Community Reinvestment Act Performance. The Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the rules and regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed examination, and Seller has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in the Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”

Section 3.24         Environmental Matters.

(a)                Seller, the Bank, their Participation Facilities, their Operating Properties and the Real Property are and, to the Knowledge of Seller, always have been in compliance in all material respects with all applicable Environmental Laws, including possessing all environmental, health and safety permits, licenses, registrations or authorizations, consents issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Environmental Law.

(b)               None of Seller, the Bank, their Participation Facilities, their Operating Properties or the Real Property is the subject of any pending written notice, notification, demand, request for information, citation, summons, complaint or Order from any Governmental Authority, with respect to any material matters relating to or arising out of any Environmental Laws.

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(c)                None of Seller’s or the Bank’s Participation Facilities or Operating Properties or the Real Property has been used by Seller or, the Bank, or, to the Knowledge of Seller, any other Person, for the disposal of Hazardous Substances, and none of the properties formerly owned or operated by Seller or the Bank was used by Seller or the Bank or, to the Knowledge of Seller, any other Person for the disposal of Hazardous Substances during the period of ownership or operation by the Bank or any of its Subsidiaries.

(d)               None of Seller’s or the Bank’s Participation Facilities or Operating Properties, the Real Property has had any material emissions or discharges by Seller or the Bank or, to Knowledge of Seller, any other Person, of any Hazardous Substances, and none of the properties formerly owned or operated by Seller or the Bank had any material emissions or discharges by Seller or the Bank or, to Knowledge of Seller, any other Person of any Hazardous Substances, except as permitted under applicable Environmental Laws.

(e)                To the Knowledge of Seller, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material liability affecting Seller or the Bank relating to or arising under Environmental Laws.

Section 3.25         Real Property.

(a)                Seller and the Bank have Previously Disclosed a complete and correct list of all street addresses, legal descriptions and fee owners of all real property owned, leased or licensed by the Bank or otherwise occupied by the Bank or used or held for use by the Business (collectively, the “Real Property”). Other than as set forth on Section 3.25(a) of the Seller Disclosure Schedule, there are no Persons in possession of any portion of any of the Real Property owned or leased by the Bank other than the Bank, and no Person other than the Bank has the right to use or occupy for any purpose any portion of any of the real property owned or leased by the Bank. The Bank has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property. There are no pending or, to the Knowledge of Seller, any threatened, condemnation or similar proceeding affecting such owned Real Property or any portion thereof. The Bank owns or leases all Real Property as is necessary to its operation of the Business as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned Real Property or any portion thereof.

(b)               Seller and the Bank have Previously Disclosed all leases of real property under which the Bank, as lessee, leases real property, are valid, binding and enforceable in accordance with their respective terms (the “Real Property Leases”) and the Bank has good and marketable leasehold interests to all real property leased by them. There is not under any such lease any material existing Default by the Bank or, to the Knowledge of Seller, any other party thereto and all rent and other sums and charges due and payable under such lease have been paid.

Section 3.26         Intellectual Property.

(a)                Seller and the Bank have Previously Disclosed a true and complete list of all material Intellectual Property that is owned by, licensed to, or otherwise used or held for use by the Bank in the Business (“Bank Intellectual Property”). Except as provided in any Material Contract, the Bank is the sole and exclusive owner of and to all Bank Intellectual Property, free and clear of all Liens.

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(b)               Seller and the Bank have Previously Disclosed a complete and accurate list of all Intellectual Property Licenses. Nothing in this Agreement, including the consummation of the Sale and the transactions contemplated herein, shall adversely impact the Bank’s rights in and under the Intellectual Property Licenses and no consents and/or permissions shall be required for the Bank to continue to use or exploit the rights granted under the Intellectual Property Licenses after Closing.

(c)                (i) The Bank owns, or is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Bank Intellectual Property and (ii) the Bank’s rights in the Bank Intellectual Property are valid and enforceable. The Bank Intellectual Property is not subject to any outstanding Order or agreement threatening the ownership, validity or use of the Bank Intellectual Property in the conduct of the Business as presently conducted. The consummation of the transactions contemplated in this Agreement will not result in the loss or impairment of the right of the Bank to own or continue to use any Bank Intellectual Property.

(d)               (i) The Bank has not received notice of any Proceeding, there are no pending Proceedings of any Persons, and to the Knowledge of Seller, there are no threatened Proceedings of any Persons relating to the scope, ownership, or use of any the Bank Intellectual Property, and (ii) neither Seller, the Bank, nor the conduct of the Business as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person. Nor does Seller or the Bank otherwise use or reproduce Intellectual Property of any other Person without a license authorizing the same before such use or reproduction. To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating Bank Intellectual Property. Neither Seller nor the Bank is prosecuting any Proceeding against any other Person with respect to any Bank Intellectual Property.

(e)                (i) The computer, information technology and data processing systems, facilities and services used by the Bank, including all Software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient in all material respects for the conduct of the Business in the Ordinary Course, and (ii) the Systems are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business in the Ordinary Course. To the Knowledge of Seller, no Third Party has gained unauthorized access to any Systems owned or controlled by Seller or the Bank, and Seller and the Bank have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Seller and the Bank have implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank, and sufficient to reasonably maintain the operation of the Business in all material respects.

(f)                Seller and the Bank have (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information, and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Seller, the Bank, or any other Person.

(g)                No material trade secrets included in the Bank Intellectual Property have been disclosed by Seller or the Bank to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use thereof. Seller and the Bank have taken reasonable measures, consistent with industry standards, to protect the confidentiality of all material trade secrets included in the Bank Intellectual Property and other confidential information of the Bank a (and any confidential information owned by any Person to whom Seller or the Bank has a confidentiality obligation). Each current or former employee, consultant and contractor of Seller or the Bank who has directly contributed to the creation or development of any owned Bank Intellectual Property has entered into a written agreement with the Bank, that contains non-disclosure and invention assignment provisions in a form substantially similar to the form made available to Purchaser.

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Section 3.27         Statements True and Correct.

(a)                None of the information supplied or to be supplied by Seller or the Bank or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Purchaser with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement relating to Seller and the Bank and other portions within the reasonable control of Seller and the Bank will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b)               None of the information supplied or to be supplied by any Seller or the Bank or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement, and any other documents to be filed by a Seller or the Bank or any Affiliate thereof with any Governmental Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement, when first mailed to the shareholders of Seller, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

Section 3.28         Loans.

(a)                Except as such disclosure may be limited by any applicable Law, the Bank is not a party to any written or oral Loan in which the Bank is a creditor which as of December 31, 2015, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of February 22, 2016, over 90 days delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Seller and the Bank have Previously Disclosed a true, correct and complete list of all of the Loans of the Bank that, as of December 31, 2015 had an outstanding balance of $50,000 or more and were classified by the Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date, the borrower, the applicable interest rate, the maturity date, and whether the borrower is in Default under any of the applicable loan documents.

(b)               Each Loan currently outstanding, (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except to the extent that enforcement may be affected by General Enforceability Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Bank and are complete and correct in all material respects.

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(c)                Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Bank’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)               None of the Contracts pursuant to which the Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment Default by the obligor on any such Loan. In each case, except as would not be material to the Bank, (i) each Loan included in a pool of Loans originated, securitized or, to the Knowledge of Seller, acquired by the Bank (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool, (ii) all such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired, and (iii) no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e)                (i) Seller and the Bank have Previously Disclosed a list of all Loans as of the date hereof by the Bank to any insider or related interest of an insider (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Bank or any of its Affiliates, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f)                Neither Seller nor the Bank is now nor has it ever been since January 1, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)                The allowance for loan and lease losses (“ALLL”) reflected in the Financial Statements was, as of the date of each of the Financial Statements, in the opinion of management of the Bank, in compliance with the Bank’s then-existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

Section 3.29         Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Bank’s own account, or for the account of its customers (all of such material arrangements have been Previously Disclosed by the Seller and the Bank), were entered into (a) in the Ordinary Course and in accordance with prudent business practices and all applicable Law, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Bank, and to the Knowledge of Seller, of each the counterparties thereto enforceable in accordance with its terms (except to the extent that enforcement may be affected by General Enforceability Exceptions), and are in full force and effect. Neither the Bank, nor, to the Knowledge of Seller, any other party thereto is in breach of any of its obligations under any such agreement or arrangement. The financial position of the Bank under or with respect to each such interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements has been reflected in the books and records of the Bank in accordance with GAAP.

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Section 3.30         Fiduciary Activities. The Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of the Bank, or any director, officer or employee of the Bank, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.31         Agreements with Governmental Authorities and Pending Proceedings.

(a)                Neither Seller nor the Bank is, or since January 1, 2012, has been is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seller Disclosure Schedule, a “Regulatory Agreement”), nor to the Knowledge of Seller is there, or since January 1, 2012 has there been any pending or threatened regulatory investigation or other action by any Governmental Authority that could reasonably be expected to lead to the existence of any Regulatory Agreement.

(b)               There are no pending Proceedings before, or, to the Knowledge of Seller, examination or investigation by, any Governmental Authority into the business or operations of Seller or the Bank. There are no unresolved violations, criticisms, or exceptions by any Governmental Authority with respect to any Report relating to any examinations of Seller or the Bank, except where any such violations, criticisms or exceptions that would not, individually or in the aggregate, be material to the Bank.

Section 3.32         Investment Securities.

(a)                The Bank has good and marketable title to all securities held by it (except borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks, securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the Ordinary Course consistent with prudent business practices to secure obligations of the Bank and except for such defects in title or Liens that would not be material to the Bank. Such securities are valued on the books of the Bank in accordance with GAAP.

(b)               The Bank employs investment, securities risk management and other policies, practices and procedures which the Bank believes are prudent and reasonable in the context of such businesses and the Bank has, since December 31, 2011, been in compliance with such policies, practices and procedures in all material respects.

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Section 3.33         Affiliate Transactions.

(a)                Except for employment relationships, deposit and other banking relationships and the payment of compensation and benefits, in each case in the Ordinary Course, there is no Contract or extension of credit between or among (i) the Bank, on the one hand, and (ii) Seller, any Affiliate of Seller, or any shareholder, officer, member, general partner or director of Seller or any Affiliate of Seller, on the other hand.

(b)               Seller and the Bank have Previously Disclosed a list of all Covered Transactions between (i) the Bank, on the one hand, and (ii) Seller, any Affiliate of Seller, or any shareholder, officer, member, general partner or director of Seller or any Affiliate of Seller, on the other hand. “Covered Transaction” means any transaction subject to Section 23B of the Federal Reserve Act, 12 U.S.C. § 371c-1 as if (A) the Person listed in clause (i) were a member bank and the Person listed in clause (ii) were a non-bank affiliate of the member bank, or (B) the Person listed in clause (i) were a non-bank affiliate of a member bank and the Person listed in clause (ii) were the member bank.

Section 3.34         Takeover Statute. Seller, the Bank and each of their boards of directors and shareholders have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under its certificate of incorporation or any certificates of designations or the Laws of the jurisdiction of its formation or incorporation which is or could become applicable to Purchaser as a result of the transactions contemplated by this Agreement.

Section 3.35         Unlawful Payments. None of Seller or the Bank or, to the Knowledge of Seller any director, officer, agent, employee or other Person acting on behalf of Seller or the Bank, in the course of its actions for, or on behalf of, Seller or the Bank (a) used any corporate funds of Seller or the Bank for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of Seller or the Bank, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Seller or the Bank, to pay for favorable treatment for business secured, or to pay for special concessions already obtained for Seller or the Bank or a, (e) established or maintained any unlawful fund of monies or other Assets of Seller or the Bank, or (f) made any fraudulent entry on the books and records of Seller or the Bank.

Section 3.36         OFAC. None of Seller or the Bank, or, to the Knowledge of Seller, any director, officer, agent, employee, affiliate or other Person acting on behalf of Seller or the Bank is (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the Laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

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Section 3.37         Money Laundering. Seller and the Bank are in compliance with the money laundering Laws of applicable jurisdictions, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the Annunzio-Wylie Anti-Money Laundering Act of 1992, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”); the rules and regulations thereunder and any related or similar rules, regulations, guidelines, orders, directives, or interpretations issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”); and, no formal or informal Proceeding by or before any Governmental Authority involving Seller or, the Bank with respect to the Money Laundering Laws is pending or, to the Knowledge of Seller, threatened. Neither Seller nor the Bank, has been informed in a written communication since January 1, 2011, from any Governmental Authority that Seller or the Bank has failed to adopt policies or procedures that comply in all respects with the Money Laundering Laws.

Section 3.38         No Investment Advisor. The Bank does not serve in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940.

Section 3.39         No Broker-Dealer. The Bank is not a broker-dealer required to be registered under the Exchange Act with the SEC.

Section 3.40         Insurance Operations. The Bank’s insurance operations have obtained any licenses that are required from any Governmental Authority or Governmental Authority under any applicable Law.

Section 3.41         Brokers. Except for Mercer Capital and SunTrust Robinson Humphrey, neither Seller, the Bank, nor any of their Affiliates have dealt or entered into any Contract with any Person who is or will become entitled to a broker’s commission, finder’s fee, investment banker’s fee, or similar payment from Purchaser or the Bank for arranging the transactions contemplated hereby or introducing the parties to each other.

Section 3.42         Opinion of Financial Advisor. Seller has received the opinion of Mercer Capital, which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to Seller in the Sale is fair, from a financial point of view, to Seller. Such opinion has not been amended or rescinded as of the date of this Agreement.

Article IV
Representations and Warranties of Purchaser

Except as Previously Disclosed, Purchaser represents and warrants to Seller as follows:

Section 4.1             The Standard. No representation or warranty of Purchaser contained in this Article IV shall be deemed untrue or incorrect, and Purchaser shall not be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the condition set forth in Section 7.2(a), as a consequence or result of the existence or absence of any fact, circumstance, change, effect, development, occurrence or event unless such fact, circumstance, change, effects, developments or occurrences individually or taken together with all other facts, circumstances, changes, effects, developments or occurrences inconsistent with any representation or warranty contained in Article IV has had or is reasonably likely to have a Material Adverse Effect on Purchaser (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 4.8, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to the representations in Section 4.2 (first sentence only), Section 4.3, Section 4.4, Section 4.5(b), and Section 4.10, which shall be true and correct in all material respects, and the representations and warranties in Section 4.5(a), Section 4.5(c), Section 4.8, and Section 4.17 which shall be true and correct in all respects (except for inaccuracies in Section 4.5(a) and Section 4.5(c) that are de minimis in amount).

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Section 4.2             Organization. Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Purchaser has all requisite organizational power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

Section 4.3             Power and Authority. Purchaser has full power and authority to execute this Agreement and perform its obligations under this Agreement and to consummate the Sale and the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the performance by it of all of its obligations under this Agreement, including the Sale has been duly authorized prior to the date of this Agreement by all requisite corporate action, and no other Proceedings are necessary on the part of Purchaser to authorize the execution, delivery and performance by Purchaser of this Agreement, the Sale, and the transactions contemplated hereby.

Section 4.4             Enforceability. This Agreement has been duly executed and delivered by Purchaser and, assuming due execution and delivery by the other parties hereto, constitutes and will constitute a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforcement may be affected by General Enforceability Exceptions.

Section 4.5             Capitalization.

(a)                The authorized capital stock of Purchaser consists of (i) 120,000,000 shares of Purchaser Common Stock, of which 30,408,748 shares are issued and outstanding as of May 16, 2016, and (ii) 40,040,000 shares of preferred stock of Purchaser, of which no shares are issued and outstanding as of May 16, 2016. As of the date of this Agreement, no more than 646,715 shares of Purchaser Common Stock are subject to Purchaser Options or other Equity Rights in respect of Purchaser Common Stock, and no more than 556,850 shares of Purchaser Common Stock were reserved for future grants under Purchaser Stock Plans. Upon any issuance of any shares of Purchaser Common Stock in accordance with the terms of Purchaser Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b)               All of the issued and outstanding shares of Purchaser Capital Stock are, and all of the shares of Purchaser Common Stock to be issued to Seller upon consummation of the Sale, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Arkansas Business Corporation Act. None of the shares of Purchaser Common Stock to be issued in upon consummation of the Sale will be, issued in violation of any preemptive rights of the current or past shareholders of Purchaser or the Bank.

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(c)                Except as set forth in Section 4.5(a), as of May 16, 2016, there are no shares of capital stock or other equity securities of Purchaser outstanding and no outstanding Equity Rights relating to the capital stock of Purchaser. No Purchaser Entity owns any capital stock of Seller.

Section 4.6             SEC Filings; Financial Statements.

(a)                Purchaser has timely filed all Purchaser SEC Documents. The Purchaser SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser SEC Documents or necessary in order to make the statements in such Purchaser SEC Documents, in light of the circumstances under which they were made, not misleading. Except for Simmons Bank and Purchaser Subsidiaries that are registered as a broker, dealer, or investment adviser, no Purchaser Subsidiary is required to file any SEC Documents.

(b)               Each of the Purchaser Financial Statements (including, in each case, any related notes) contained in the Purchaser SEC Documents, including any Purchaser SEC Documents filed after the date of this Agreement until the Closing, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10 Q of the SEC), and fairly presented in all material respects the consolidated financial position of Purchaser and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)                Since December 31, 2015, Purchaser and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Purchaser in the Purchaser SEC Documents is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of Purchaser as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Purchaser required under the Exchange Act with respect to such reports.

(d)               Purchaser and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Purchaser has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Purchaser’s outside auditors and the audit committee of the board of directors of Purchaser, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Purchaser’s ability to accurately record, process summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.

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(e)                Since December 31, 2012, (i) neither Purchaser, its Subsidiaries nor, to the Knowledge of Purchaser, any director, officer, employee, auditor, accountant or representative of Purchaser or its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the board of directors of Purchaser or any committee thereof or to any of Purchaser’s directors or officers.

Section 4.7             Absence of Undisclosed Liabilities. Neither Purchaser or any of its Subsidiaries has incurred any Liability, except (a) such Liabilities incurred in the Ordinary Course consistent with past practice since December 31, 2015, (b) in connection with this Agreement and the transactions contemplated hereby, and (c) such Liabilities that are accrued or reserved against in the consolidated balance sheets of Purchaser as of December 31, 2015, included in the Purchaser Financial Statements delivered or filed prior to the date of this Agreement.

Section 4.8             Absence of Certain Changes or Events. Since December 31, 2015, there has not been a Material Adverse Effect on Purchaser.

Section 4.9             Governmental Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of NASDAQ, the Code, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation, no Consent or Order of, or filing or registration with, any Governmental Authority is required for or in connection with the Sale or the consummation by Purchaser of the transactions contemplated by this Agreements, other than any such Consents, Orders, filings or registrations the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Sale.

Section 4.10         No Conflicts. Neither the execution and delivery of this Agreement by Purchaser, the Sale, nor the consummation by Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of its Governing Documents, any Law, or of any Order of any Governmental Authority or of any arbitration award, or any material Contract to which Purchaser or one of its Subsidiaries is subject, except for any such conflicts or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

Section 4.11         Tax Matters.

(a)                Purchaser and its Subsidiaries have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. Purchaser and its Subsidiaries are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of Purchaser and its Subsidiaries. No claim has ever been made in writing by an authority in a jurisdiction where Purchaser and its Subsidiaries does not file a Tax Return that such entity may be subject to Taxes by that jurisdiction.

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(b)               None of Purchaser and any of its Subsidiaries has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of Purchaser or any of its Subsidiaries. None of Purchaser or any of its Subsidiaries has waived any statute of limitations in respect of any Taxes.

(c)                Each of Purchaser and its Subsidiaries has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

Section 4.12         Compliance with Laws.

(a)                Purchaser is duly registered as a bank holding company and has elected to be treated as a financial holding company under the BHC Act. Purchaser and each of its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of Purchaser or any of its Subsidiaries:

(b)               is in Default under its Governing Documents; or

(c)                is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business;

(d)               There are no pending Proceedings before, or, to the Knowledge of Purchaser, examination or investigation by, any Governmental Authority into the business or operations of any Purchaser Entity. There are no unresolved violations, criticisms, or exceptions by any Governmental Authority with respect to any Report relating to any examinations of any Purchaser Entity; or

(e)                since December 31, 2012, has received any notification or communication from any agency or department of federal, state, or local government or any Governmental Authority or the staff thereof (i) asserting that Purchaser or any of its Subsidiaries is not in compliance with any Laws or Orders, or (ii) requiring any Purchaser Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

Section 4.13         Legal Proceedings. There is no Proceeding instituted or pending, or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries, or against any director, employee or employee benefit plan of Purchaser or any of its Subsidiaries, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against Purchaser or any of its Subsidiaries.

Section 4.14         Reports. Since December 31, 2012, Purchaser and each of its Subsidiaries have filed all material reports and statements, together with any amendments required to be made with respect thereto, including call reports, that it was required to file with Governmental Authorities (other than the SEC). As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements made therein not misleading.

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Section 4.15         Statements True and Correct.

(a)                None of the information supplied or to be supplied by Purchaser or any of its Subsidiaries or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Purchaser with the SEC, will, when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and the Proxy Statement relating to Purchaser and its Subsidiaries and other portions within the reasonable control of Purchaser and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b)               None of the information supplied or to be supplied by Purchaser or any of its Subsidiaries or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement to be mailed to Seller’s shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by Purchaser or any of its Subsidiaries or any Affiliate thereof with the SEC or any other Governmental Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Seller, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

Section 4.16         Regulatory Matters. No Purchaser Entity or, to the Knowledge of Purchaser, any Affiliate thereof has taken or agreed to take any action, and Purchaser does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to materially impede or delay receipt of any of the Requisite Regulatory Approvals.

Section 4.17         Brokers. Except for Keefe, Bruyette & Woods, Inc., neither Purchaser, nor any of its Affiliates have dealt or entered into any Contract with any Person who is or will become entitled to a broker’s commission, finder’s fee, investment banker’s fee, or similar payment from Seller for arranging the transactions contemplated hereby or introducing the parties to each other.

Article V
COVENANTS

Section 5.1             Conduct of Business Prior to Closing.

(a)                From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as required by applicable Law, (i) Seller and the Bank shall carry on the Business in the Ordinary Course and use its reasonable best efforts to (A) preserve substantially intact the business organization of the Bank, (B) keep available the services of the present officers, employees and consultants of the Bank, (C) maintain its rights, authorizations, franchises, and advantageous business and other relationships with customers, vendors, strategic partners, suppliers, distributors, Governmental Authorities and other Persons with which the Bank have business and other relations, and (D) maintain, renew, keep in full force and effect and preserve its rights, franchises and licenses and all Permits, and (ii) each of Purchaser, Seller and the Bank shall, and shall cause their respective Subsidiaries, to cooperate and use their respective reasonable best efforts to prepare all documentation, to make all filings and to obtain all permits, consents, approvals and authorizations of all Third Parties, Governmental Authorities, including the Requisite Regulatory Approvals, required for the transactions contemplated hereby and to perform its respective covenants and agreements under this Agreement and to consummate the transactions contemplated hereby on a timely basis.

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(b)               From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as required by applicable Law or as expressly provided for by this Agreement, or disclosed in Section 5.1(b) of the Seller Disclosure Schedule, without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, each of Seller and the Bank covenants and agrees that it will not, and Seller shall cause the Bank not to or agree or commit to do, any of the following:

(i)                 amend its Governing Documents;

(ii)               issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock of the Bank, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(iii)             Except for the Special Dividend, redeem, repurchase or otherwise acquire or exchange directly or indirectly any outstanding shares of the capital stock or Equity Rights of the Bank or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of the Bank’s capital stock;

(iv)             other than the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, entry into repurchase agreements, advances from the Federal Home Loan Bank, the endorsement of checks and other negotiable instruments in the normal process of collection and issuing new letters of credit in amounts and on terms in the Ordinary Course, incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money;

(v)               (A) increase or agree to increase in any manner the rate or terms of compensation or benefits of any of its current or former directors, officers, employees or independent contractors, except (1) as may be required under Bank Benefit Plans as in effect on the date hereof, and (2) for merit-based, retention-based, or performance-based salary increases for employees (other than directors or executive officers of Seller or the Bank) made in the Ordinary Course, provided that such increases may not exceed, in the aggregate, 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing pension plan or other agreement or arrangement that is a Bank Benefit Plan to any such director, officer or employee, whether past or present, or otherwise pay any amounts to any such individual not otherwise due; (C) enter into, adopt or amend or agree to enter into, adopt or amend, any employment, bonus, severance or retirement Contract or adopt or amend, or agree to adopt or amend, any employee benefit plan; (D) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to the Bank Benefit Plans in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the plan without the exercise of any upward discretion; (E) accelerate the vesting of or lapsing restrictions with respect to any incentive or other compensation under any Bank Benefit Plan; (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Bank Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (G) except for loans for payment of option exercise prices to be made by Seller to current option holders, loan or advance any money or other property to any officers, employees or directors of Seller or the Bank other than in the Ordinary Course and in accordance with applicable Law; (H) hire any new officer, employee, consultant or service provider at an annual salary or other annual compensation in exchange for services of greater than $50,000 individually, (I) terminate the employment of any officer or employee whose annual base salary or other annual compensation is greater than $75,000, other than terminating an officer or employee for “cause”; (J) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to any employees thereof or (K) provide any funding for any rabbi trust or similar arrangement;

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(vi)             except as required by Law or, with respect to a Bank ERISA Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (A) adopt, establish or enter into any new Bank Benefit Plan or terminate or withdraw from, or amend, or grant any waiver or consent under any Bank Benefit Plan, (B) make any distributions from such Bank Benefit Plans, except as required by the terms of such plans, or (C) fund or in any other way secure the payment of compensation or benefits under any Bank Benefit Plan;

(vii)           (A) enter into, renew, extend, modify, amend or terminate any (1) Contract that calls for aggregate annual payments of $50,000 or more, except in the Ordinary Course, (2) any Material Contract, (3) any Contract referenced in Section 3.41 (or any other Contract with any broker or finder in connection with the Sale or any other transaction contemplated by this Agreement), or (4) Contract, plan, arrangement or other transaction of the type described in Section 3.33 (other than, in the case of sub-clauses (1) and (4), Contracts that can be terminated on less than 30 days’ notice with no prepayment penalty, liability or other obligation), (B) make any material amendment or modification to any Contract described in clause (A), other than in the Ordinary Course, or (C) waive, release, compromise or assign any material rights or claims under any Contract described in clause (A);

(viii)         make, or commit to make, any capital expenditures in excess of $5,000 individually or $25,000 in the aggregate;

(ix)             cancel or release any material indebtedness owed to any Person or any claims held by any Person, except for (A) sales of Loans and sales of investment securities, in each case in the Ordinary Course, or (B) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(x)               make any change in any method of accounting or auditing practice other than immaterial changes required as a result of changes in GAAP or applicable Law in each case after the date hereof;

(xi)             make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by the Bank), except for (i) Loans or commitments for Loans in full compliance with the Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of an exception to the Bank’s underwriting policy and related Loan policies, (ii) Loans or commitments for Loans with a principal balance equal to or less than $250,000 in full compliance with the Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment, and (iii) amendments or modifications of any existing Loan in full compliance with the Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided therein;

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(xii)           reduce the ALLL below the aggregate amount of the ALLL as of the date hereof, or modify, change or amend the methodologies used to compute ALLL in effect as of the date hereof;

(xiii)         materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(xiv)         alter materially its interest rate (except to the extent of changes in market interest rates) or fee pricing policies with respect to depository accounts of the Bank or waive any material fees with respect thereto;

(xv)           (A) except for purchases of investment securities in the Ordinary Course, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), of any Person or otherwise acquire direct or indirect control over any Person, or (B) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person, or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(xvi)         enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(xvii)       make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of material Taxes;

(xviii)     (A) purchase any new insurance policy, including any director and officer insurance; (B) make any material changes in its policies and practices with respect to insurance policies including materially reducing the amount of insurance coverage currently in place or filing to renew or replace any existing insurance policies; (C) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated prior to the Closing Date, except insurance policies that are replaced without material diminution of or gaps in coverage;

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(xix)         pay, discharge, or satisfy any Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the Ordinary Course, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable or Liabilities when due and payable;

(xx)           pay or distribute, agree to pay or distribute or incur an obligation to pay or distribute, to Seller or any Affiliate thereof any money or other property, or waive, discharge or otherwise extinguish any claim against or obligation of any such Person;

(xxi)         cancel, compromise, waive or release any right or claim (or series of related rights and claims) under or with respect to the Business;

(xxii)       foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Substances;

(xxiii)     repurchase, or provide indemnification relating to, Loans in the aggregate in excess of $100,000;

(xxiv)     except as required by applicable Law to comply with modifications of rules, regulations or requirements imposed by means of any Governmental Authority, (A) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (B) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (C) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (D) alter its methods or policies of underwriting, pricing, originating, warehousing, selling and servicing, or buying or selling rights to service Loans;

(xxv)       permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(xxvi)     license, sell, abandon, invalidate or allow to lapse the right to use any Bank Intellectual Property;

(xxvii)   commence any Proceeding other than in the Ordinary Course, or waive or release or agree or consent any settlement or to the issuance of any Order in connection with any Proceeding (A) involving any Liability of the Bank for money damages in excess of $10,000 or that would impose any restriction on the operations, business or Assets of the Bank or (B) arising out of or relating to the transactions contemplated hereby;

(xxviii) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Purchaser, the Bank or any of their respective Affiliates to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby (including the Requisite Regulatory Approvals);

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(xxix)     enter into (or modify in any way adverse to the Bank) any agreement or arrangement with any of its Affiliates, or its or its Affiliates officers, directors, or employees; or

(xxx)       authorize, or commit or agree to take, any of the foregoing actions.

(c)                Beginning on the date that is two weeks after the date hereof, and every two weeks thereafter, Seller and the Bank shall provide to Purchaser a report describing all of the following which has occurred in the prior two weeks:

(i)                 new, renewed, extended, modified, amended or terminated Contracts that provide for aggregate annual payments of $1,000 or more; and

(ii)               new Loans or commitments (including a letter of credit) for Loans in excess of $250,000, any renewals or extensions of existing Loans or commitments for any Loans in excess of $250,000, or any material amendments or modifications to Loans in excess of $250,000.

Section 5.2             Non-Solicitation. During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Article VIII, Seller and the Bank shall not, and shall cause their respective Affiliates, officers, directors, employees, counsel, financial advisors, auditors, consultants, other agents and other representatives (collectively, “Representatives”) not to, directly or indirectly, take any action to solicit, encourage (including by providing information or assistance), initiate, facilitate or engage in discussions or negotiations with, or provide or make available any information to or enter into any agreement with any Person (other than Purchaser and its Affiliates and Representatives) concerning any offer, inquiry, proposal or indication of interest (whether communicated to Seller, the Bank or its Affiliates or publicly announced and whether binding or non-binding) by such Person involving (a) the acquisition or recapitalization of Seller or the Bank, (b) a merger, consolidation or other business combination involving Seller or the Bank (c) the acquisition (by purchase, lease, license, or otherwise) of any of the Assets or equity securities of the Seller or the Bank or (d) similar transactions involving the Seller or Bank (the foregoing clauses (a) through (d), an “Acquisition Proposal”). The Bank and the Seller shall, and shall cause their respective Affiliates and, Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing and request the prompt return or destruction of all confidential information previously furnished to any Person (other than Purchaser, its Affiliates and Representatives) that has made or indicated an intention to make an Acquisition Proposal. If Seller, the Bank or any of their Affiliates or Representatives receives an offer or proposal (whether written or oral) or any request for nonpublic information or any inquiry relating to any of the transactions described in clause (a) through (d), Seller shall as promptly as practicable (but in no event more than 24 hours) notify Purchaser in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Seller shall as promptly as practicable (but in no event more than 24 hours) provide to Purchaser (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Seller shall provide Purchaser as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep Purchaser informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Acquisition Proposal, request or inquiry.

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Section 5.3             Covenants of Purchaser. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 5.3 of the Purchaser Disclosure Schedule, Purchaser covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)                amend the Governing Documents of Purchaser or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Seller or the holders of Seller Common Stock adversely relative to other holders of Purchaser Common Stock;

(b)               take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement; or

(c)                agree to take, make any commitment to take, or adopt any resolutions of Purchaser’s board of directors in support of, any of the actions prohibited by this Section 5.3.

Section 5.4             Efforts to Consummate. Each of the parties shall use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate the transactions contemplated hereby as soon as practicable, including obtaining all Consents from any Governmental Authority necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions contemplated by this Agreement (including the Requisite Regulatory Approvals). Without limiting the generality of the foregoing, as soon as practicable, Purchaser and Seller and their respective Affiliates shall make all necessary filings in respect of the Requisite Regulatory Approvals as promptly as practicable after the date of this Agreement, and shall make all other necessary filings as promptly as practicable after the date of this Agreement. The parties shall coordinate and cooperate with one another in exchanging and providing such information as necessary to carry out the foregoing (other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality). After the date of this Agreement and prior to the Closing, each party shall, subject to applicable Laws relating to the exchange of information (a) have the right to review in advance, and to the extent practicable consult with the other prior to sending any material notices to, making any material filings with, or having any material communications with any Person with respect to the transactions contemplated by this Agreement, (b) promptly consult with the other parties with respect to all material notices sent, all material confidential filings made or any other material confidential information supplied by such party to a Person in connection with this Agreement and the transactions described herein, and (c) promptly inform the other parties of any material communication from any Person regarding any of the transactions contemplated herein, including advising the other parties upon receiving any material communication from a Governmental Authority, the Consent of which is required for the consummation of the transactions contemplated by this Agreement, that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, the receiving party shall, to the extent permitted by applicable Law (i) promptly advise the other parties of the receipt of such Regulatory Communication and provide a copy of such Regulatory Communication to the other parties, (ii) provide the other parties with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof (other than portions of materials to be filed or submitted in connection therewith that contain competitively sensitive business or proprietary information filed or submitted under a claim of confidentiality), and (iii) provide the other parties with the opportunity to participate in any meetings or substantive telephone conversations that the receiving party or its Representatives may have from time to time with any Governmental Authority with respect to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Purchaser, Seller, the Bank or any of their respective Affiliates to take, or agree to take, any actions that Purchaser determines in good faith would be expected to, individually or in the aggregate (A) have a Material Adverse Effect on Purchaser or the Bank following Closing, (B) require the ownership, capitalization, governance or operations of the Bank following Closing to deviate in any material respect from the ownership, capitalization, governance or operations contemplated by this Agreement, or (C) result in materially burdensome regulatory conditions being imposed on the Bank or Purchaser or their respective Affiliates that could materially reduce the benefits of the transactions contemplated by this Agreement to such a degree that Purchaser would not have entered into this Agreement had such conditions, restrictions or requirements been known or enacted as of the date hereof (each of clauses (A), (B) and (C) being a “Materially Burdensome Regulatory Condition”) and, for the avoidance of doubt, any requirements to disclose any competitively sensitive business, or other proprietary information, or publicly disclose sensitive personal financial or biographical information of Purchaser or its Affiliates shall be deemed a “Materially Burdensome Regulatory Condition” unless otherwise determined by Purchaser in its sole discretion.

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Section 5.5             Third Party Consents.

(a)                Purchaser, Seller and the Bank shall each use commercially reasonable efforts to obtain, prior to the Closing Date, all Consents of counterparties to the Contracts of the Bank required pursuant to the terms of such Contracts in connection with this Agreement or the transactions contemplated hereby.

(b)               Seller and the Bank shall, at Seller’s sole expense, and in consultation with Purchaser, obtain all such Consents and licenses from any Person necessary or advisable to effectively transfer and convey the Shares at the Closing and make any payments or offer or grant any accommodation (financial or otherwise), whether or not expressly provided for in any Contract as a condition to the procurement of any such Consent.

Section 5.6             Affiliate and Intercompany Obligations. Seller and the Bank shall take such action and make, or cause to be made, such payments as may be necessary so that, as of the Closing, there shall be no agreements, arrangements, understandings or obligations between (a) the Bank, on the one hand, and Seller, any Affiliate thereof or any shareholder, officer, member, general partner, or director of Seller or any Affiliate thereof, on the other hand, or (b) the Bank, on the one hand, and any Affiliate, shareholder, officer, member, general partner or director of the Bank, on the other hand, except in the case of (b), for employment relationships, deposit and other banking relationships and the payment of compensation and benefits, in each case in the Ordinary Course.

Section 5.7             Notifications. Seller and the Bank, as applicable, shall promptly (and in any event within two days after becoming aware of such an event, fact or condition) notify Purchaser in writing if, at any time prior to the Closing Date, Seller or the Bank becomes aware of:

(a)                any event, fact or condition that (i) has resulted in or could reasonably be expected to result in the representations and warranties of Seller or the Bank in this Agreement to be untrue or incomplete, (ii) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank, or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied; or

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(b)               any Proceeding commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller or the Bank that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.21 or that relates to the consummation of the transactions contemplated by this Agreement;

provided, that no disclosure by Seller pursuant to this Section 5.7 shall be deemed to amend or supplement any representation or warranty or any Section of Seller Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant or other breach of this Agreement.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1             Registration Statement; Proxy Statement; Shareholder Approval.

(a)                Purchaser and Seller shall promptly prepare, a proxy statement in definitive form (including any amendments thereto, the “Proxy Statement”) and Purchaser shall prepare and file with the SEC the Registration Statement (including the prospectus of Purchaser and Proxy Statement constituting a part thereof and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both parties and their respective advisors and accountants. Purchaser and Seller agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. Each of Purchaser and Seller agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Seller shall thereafter mail or deliver the Proxy Statement to its shareholders promptly following the date of effectiveness of the Registration Statement. Purchaser also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action. Each of Purchaser, the Bank and Seller agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Purchaser, Seller or their respective Subsidiaries to any Governmental Authority in connection with the Sale and the other transactions contemplated by this Agreement. Seller shall have the right to review and consult with Purchaser with respect to any information included in, the Registration Statement prior to its being filed with the SEC. Purchaser will advise Seller, promptly after Purchaser receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b)               Seller shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (the “Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Seller Shareholder Approval and such other related matters as it deems appropriate. Seller agrees that its obligations pursuant to this Section 6.1(b) shall not be affected by the commencement, proposal, disclosure or communication to Seller of any Acquisition Proposal. Seller shall (i) through its board of directors (which shall unanimously recommend and determine advisable the Sale and this Agreement), recommend to its shareholders the approval of this Agreement (the “Seller Recommendation”), (ii) include such Seller Recommendation in the Proxy Statement, and (iii) use its reasonable best efforts to obtain the Seller Shareholder Approval. Neither the board of directors of Seller nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the Seller Recommendation or take any action, or make any public statement, filing or release inconsistent with the Seller Recommendation (any of the foregoing being a “Change in the Seller Recommendation”). If requested by Purchaser, Seller shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Purchaser in connection with obtaining the Seller Shareholder Approval.

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(c)                Seller shall adjourn or postpone the Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of the Shareholders’ Meeting, Seller has not recorded proxies representing a sufficient number of shares necessary to obtain the Seller Shareholder Approval; provided, that notwithstanding anything to the contrary herein, the Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at the Shareholders’ Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Seller of such obligation. Seller shall only be required to adjourn or postpone the Shareholders’ Meeting three times pursuant to the first sentence of this Section 6.1(c).

Section 6.2             Exchange Listing. Purchaser shall use its reasonable best efforts to list, prior to the Closing Date, on NASDAQ the shares of Purchaser Common Stock to be issued to Seller pursuant to the Sale, and Purchaser shall give all notices and make all filings with NASDAQ required in connection with the transactions contemplated herein.

Section 6.3             Access. From the date hereof until the Closing, Seller and the Bank shall, and shall cause each of their respective Representatives to, afford Purchaser, and its Affiliates and Representatives reasonable access at reasonable times to the Seller’s and the Bank’s directors, officers, employees, Representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish Purchaser with all financial, business, operating and other data and information (including, but not limited to, the Bank’s Assets, business and operations) that Purchaser through its Representatives, may reasonably request; provided, that nothing in this Agreement shall require the furnishing of any information prior to Closing which by applicable Law may not be made available to Purchaser, or any information which would place at risk the ability of Seller, the Bank or its attorneys to claim attorney-client privilege or work product privilege with respect to any Third Parties; provided, further that the parties shall make reasonable substitute disclosure arrangements in the circumstances in which the foregoing restrictions apply. Seller and the Bank further agree to disclose and to make available to Purchaser all books, papers and records (in any medium) relating to the Assets, operations, obligations and Liabilities of Bank, as Purchaser may reasonably request including, but not limited to, copies of all leases and abstracts thereof, budgets, financial statements, delinquency reports, CAM and real estate tax billings, surveys, environmental reports, title policies, environmental inspections, tenant sales reports, guarantor tax returns and personal financial statements, development plans and entitlements and building plans. Upon reasonable notice, Seller and the Bank shall make the information described above in this Section 6.3 available to Purchaser both during and after regular business hours.

Section 6.4             Confidentiality. Each party shall, and shall cause its Representatives to, maintain the confidentiality of all confidential information furnished to it by the other parties concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing Date, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other parties. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and each shall use its reasonable best efforts to cause its respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Bank or the transactions contemplated by this Agreement, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives, or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or its Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser and the Bank in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 6.5             Public Communications. Purchaser and Seller agree that no press release or other public disclosure or communication (including communications to employees, agents and contractors of Seller or the Bank) related to this Agreement or the transactions contemplated hereby shall be issued by either party or their Affiliates without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 6.5 shall be deemed to prohibit any party from making any press release or other public disclosure required by Law or the rules or regulations of NASDAQ, any United States or non-United States securities exchange, in which case the party required to make the release or disclosure shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or disclosure in advance of the issuance thereof. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

Section 6.6             Employee Benefit Matters.

(a)                Following the Closing, except as contemplated by this Agreement, Purchaser shall provide generally to officers and employees (as a group) who are actively employed by the Bank on the Closing Date (“Covered Employees”) while employed by Purchaser or the Bank following the Closing Date employee benefits under Employee Benefit Plans, on terms and conditions which when taken as a whole are comparable to those currently provided by Purchaser Entities to their similarly situated officers and employees, including severance benefits in accordance with the applicable severance policy of Purchaser (other than to any Covered Employee who is party to individual agreements or letters that entitle such person to different severance or termination benefits); provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Purchaser Entity. Until such time as Purchaser shall cause the Covered Employees to participate in the applicable Purchaser Employee Benefit Plans, the continued participation of the Covered Employees in the Bank Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Purchaser’s Employee Benefit Plans may commence at different times with respect to each of Purchaser’s Employee Benefit Plans). For purposes of participation, vesting and benefit accrual under Purchaser’s Employee Benefit Plans, the service of the Covered Employees prior to the Closing shall be treated as service with a Purchaser Entity participating in such employee benefit plans, to the same extent that such service was recognized by the Bank for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (A) under which similarly-situated employees of Purchaser Entities do not receive credit for prior service, (B) that is grandfathered or frozen, either with respect to level of benefits or participation, or (C) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

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(b)               If requested by Purchaser in a writing delivered to Seller following the date hereof and prior to the Closing Date, Seller or the Bank shall each take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Bank Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Section 401(k) (a “401(k) Plan”). Seller shall provide Purchaser with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give Purchaser a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Seller shall provide Purchaser with the final documentation evidencing that the 401(k) Plans have been terminated.

(c)                Seller and the Bank shall each take all necessary action (including without limitation the adoption of resolutions and plan amendments, the delivery of any required notices and the preparation and filing of any required submissions to a Governmental Authority) to freeze, effective as of no later than immediately prior to the Closing Date, for all purposes (other than for vesting), any Bank Benefit Plan that provides for pension or other similar retirement benefits (other than a 401(k) Plan), whether qualified or non-qualified or provided pursuant to a plan or an individual agreement and related agreements (each such plan, a “Seller Pension Plan”). In addition to and not in contravention of the foregoing, if requested by Purchaser in writing after the date hereof and prior to the Closing Date, Seller and the Bank shall each take all necessary action (including without limitation the adoption of resolutions and plan amendments, the delivery of any required notices and the preparation and filing of any required submissions to a Governmental Authority) to terminate, effective as of immediately prior to the Closing Date, any Seller Pension Plan elected by Purchaser. Seller shall provide Purchaser with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 6.6(c), as applicable, and give Seller a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date Seller shall provide Purchaser with the final documentation evidencing that the Seller Pension Plans have been frozen or terminated, as applicable.

(d)               Upon request by Purchaser in writing prior to the Closing Date, Seller and the Bank shall each cooperate in good faith with Purchaser prior to the Closing Date to amend, freeze, terminate or modify any other Bank Benefit Plan to the extent and in the manner determined by Purchaser effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. Seller shall provide Purchaser with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 6.6(d), as applicable, and give Seller a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Seller shall provide Purchaser with the final documentation evidencing that the actions contemplated herein have been effectuated.

(e)                Without limiting the generality of Section 9.2, the provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Bank Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Seller or any of their respective Affiliates; (ii) alter or limit the ability of Purchaser or any Purchaser Subsidiaries (including, after the Closing Date, the Bank) to amend, modify or terminate any Bank Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Purchaser or any Purchaser Subsidiaries (including, following the Closing Date, the Bank), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Seller, the Bank, Purchaser or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

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Section 6.7             D&O Indemnification; Exculpation.

(a)                For a period of six years after the Closing Date, Purchaser shall indemnify, defend and hold harmless the present and former directors or officers of the Bank (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors or officers of the Bank or, at the Bank’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Closing Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under state Law and by the Bank’s Governing Documents as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Proceeding and whether or not any Purchaser Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by Purchaser is required to effectuate any indemnification, Purchaser shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Purchaser and the Indemnified Party.

(b)               Purchaser shall use its reasonable best efforts (and Seller and the Bank shall cooperate prior to the Closing Date in these efforts) to maintain in effect for a period of six years after the Closing Date the Bank’s existing directors’ and officers’ liability insurance policy (provided that Purchaser may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of the Bank given prior to the Closing Date, any other policy) with respect to claims arising from facts or events which occurred prior to the Closing Date and covering persons who are currently covered by such insurance; provided, that Purchaser shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to the Bank’s directors and officers, the amount set forth in Section 6.7(b) in the Purchaser Disclosure Schedule (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Purchaser shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Purchaser, or the Bank in consultation with Purchaser, may obtain on or prior to the Closing Date, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 6.7(b), in which case, Purchaser will have no further obligations under this Section 6.7(b) other than to maintain such “tail” prepaid policy.

(c)                Any Indemnified Party wishing to claim indemnification under Section 6.7(c), upon learning of any such Liability or Proceeding, shall promptly notify Purchaser thereof. In the event of any such Proceeding (whether arising before or after the Closing Date): (i) Purchaser shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Purchaser shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Purchaser shall be obligated pursuant to this Section 6.7(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Proceeding; and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent; and provided, further, that Purchaser shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

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(d)               If Purchaser or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if Purchaser (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 6.7.

(e)                The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

Section 6.8             Further Assurances. Subject to the terms and conditions of this Agreement, each of the Bank, Seller and Purchaser agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Sale and the other transactions contemplated hereby. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party and their respective Affiliates shall, at Purchaser’s sole expense, take all such necessary action as may be reasonably requested by Purchaser.

Section 6.9             Tax Matters.

(a)                Each of Purchaser and Seller shall cooperate in preparing and timely filing all Tax Returns related to Transfer Taxes. Purchaser shall pay all Transfer Taxes.

(b)               Purchaser shall cause the Bank to retain all records relating to Taxes of Bank for all Pre-Closing Tax Periods until 30 days following the expiration of the applicable statute of limitation (including any extensions thereof) for the taxable period or periods to which such records relate. Each of Purchaser and Seller agree to use (and shall cause its respective affiliates to use) its commercially reasonable efforts to provide each other and its respective authorized representatives with such information, assistance and copies of documents as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Return or for the defense of any Tax claim.

(c)                Seller shall include the income of the Bank (including any deferred item included in income under Treasury Regulations Section 1.1502-13 and any excess loss account included in income under Treasury Regulations Section 1.1502-19) on Seller’s consolidated federal income tax returns for all Pre-Closing Tax Periods in a manner consistent with past practice and pay any federal income tax attributable to such income. If it is necessary to prevent reduction in any Tax attributes of the Bank, including the Tax basis of the Bank’s assets, under Treasury Regulation §1.1502-36(d), Seller and its Affiliates shall make an election under Treasury Regulation §1.1502-36(d)(6)(i)(A) to reduce Seller’s tax basis in the Shares to the extent necessary to prevent such reduction. If this election is made, Seller and its Affiliates shall timely provide Purchaser with a copy of the “Section 1.1502-36 Statement” filed with the applicable Tax Return in connection with the election.

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(d)               Without the prior written consent of Seller (which consent shall not be unreasonably withheld), Purchaser shall not, or cause or permit the Bank to (i) amend any Tax Return filed with respect to any Pre-Closing Tax Period or (ii) make any Tax election that would have retroactive effect to any Pre-Closing Tax Period.

(e)                Seller shall be entitled to any refund of federal income taxes of the Bank received for any Pre-Closing Tax Period except to the extent such refund results from the carryback of an item from a Post-Closing Tax Period to a Pre-Closing Tax Period. Any other refund of Taxes relating to the Bank shall be for the account of Purchaser.

(f)                As of the Closing Date, any tax sharing or allocation agreement or arrangement, whether or not written, that may have been entered into between Seller and Bank shall be terminated, and no payments which are owed by or to the Bank pursuant thereto shall be made.

Section 6.10         Financial Statements. In addition to any other information requested in accordance with Section 6.3, Seller and the Bank shall furnish to Purchaser as soon as reasonably practicable after they become available, and in no event later than one Business Day after their delivery to the board of directors or chief executive officer of Seller or the Bank, (a) the Monthly Financial Statements, (b) the interim financial statements and (c) copies of any internal management reports prepared by Seller or the Bank relating to the foregoing or its Business.

Section 6.11         Takeover Laws. Purchaser, Seller, and the Bank shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby and thereby, each of the parties and the members of Seller’s board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

Section 6.12         Special Dividend. Each of Purchaser, Seller and the Bank shall use all commercially reasonable efforts to obtain any Consents that are required by applicable Law for payment of a special dividend from the Bank to Seller in an amount of at least $3,000,000 and not to exceed an aggregate amount mutually agreed to in writing by Seller and Purchaser, payable in cash to Seller immediately prior to Closing (the “Special Dividend”). Subject to the receipt of all Consents required by applicable Law, Seller shall cause payment of a dividend in cash from the Bank to Seller in an aggregate amount mutually agreed to in writing by Seller and Purchaser (the amount of such dividend being paid to Seller in excess of $3,000,000 being the “Special Dividend Amount”).

Section 6.13         Purchase Price Allocation. Purchaser and Seller agree to treat the acquisition of Shares as the acquisition of all of the assets of the Bank for federal and applicable state and local income Tax purposes. As soon as practicable after the Closing, Purchaser shall deliver to Seller a statement (the “Purchase Price Allocation”), allocating the Purchase Price (plus the assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the assets of the Bank in accordance with Section 1060 of the Code. If within 10 days after the delivery of the Purchase Price Allocation, Seller notifies Purchaser in writing that Seller objects to the allocation set forth in the Purchase Price Allocation, Purchaser and Seller shall use commercially reasonable efforts to resolve such dispute. Upon any resolution of any disputed items, the allocation reflected on the Purchase Price Allocation shall be adjusted to reflect such resolution. If the parties are unable to agree upon the Purchase Price Allocation within 30 days after the commencement of such good faith negotiations (or such longer period as Purchaser and Seller shall mutually agree in writing), the disputed portion(s) of the Purchase Price Allocation shall be arbitrated by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller (the “Accounting Firm”). Only items specified in the written objection shall be subject to adjustment by the Accounting Firm. The fees and expenses of the Accounting Firm shall be borne one-half each by Purchaser and Seller. Purchaser and Seller shall each file all Tax Returns for their respective taxable years in which the Closing occurs to reflect the allocations set forth in the Purchase Price Allocation. Purchaser and Seller shall each not, before any Governmental Authority, take any position in a Tax Return or otherwise inconsistent with the Purchase Price Allocation.

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Article VII
CONDITIONS TO CLOSING

Section 7.1             Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Sale and the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver on or prior to the Closing Date of each of the following conditions:

(a)                Shareholder Approval. The shareholders of Seller shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Sale, as and to the extent required by Law and by the provisions of any Governing Documents.

(b)               Requisite Regulatory Approval. (i) All required regulatory approvals from the Federal Reserve, the FDIC, and the OCC and (ii) any other regulatory approvals or consents contemplated by Section 3.5 and Section 4.9, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Purchaser and the Bank (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Sale, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Materially Burdensome Regulatory Condition.

(c)                Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Sale or the transactions contemplated by this Agreement or restrains, enjoins or otherwise prohibits Purchaser from owning or voting (to the extent applicable) the Shares.

(d)               Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)                Exchange Listing. The shares of Purchaser Common Stock issuable pursuant to Section 2.3(a)(ii) shall have been approved for listing on NASDAQ.

(f)                Other Documents. Each party shall have executed and delivered to the other parties such other documents, instruments, understandings or agreements in connection with the transactions contemplated by this Agreement reasonably requested by such other parties.

Section 7.2             Conditions to the Obligations of Seller. The obligations of Seller to effect the Sale and the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller on or prior to the Closing Date of each of the following conditions:

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(a)                Representations and Warranties. For purposes of this Section 7.2(a), the accuracy of the representations and warranties of Purchaser set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Subject to the standard set forth in Section 4.1, the representations and warranties set forth in Article IV shall be true and correct in all respects.

(b)               Performance. Purchaser shall have performed and complied in all material respects with the obligations, covenants and agreements contained in this Agreement that are required to be performed or complied with by Purchaser at or before the Closing.

(c)                Certificates. Purchaser shall have delivered to Seller (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 7.1, as such conditions relate to Purchaser, and in Section 7.2(a) and Section 7.2(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Purchaser’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

Section 7.3             Conditions to the Obligation of Purchaser. The obligation of Purchaser to effect the Sale and the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of each of the following conditions:

(a)                Representations and Warranties. For purposes of this Section 7.3(a), the accuracy of the representations and warranties of Seller and the Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 3.4, Section 3.13(i), and Section 3.42 shall be true and correct in all respects (except for inaccuracies in Section 3.4 which are de minimis in amount). The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.6, Section 3.7, Section 3.10, Section 3.27, Section 3.28(g) and Section 3.41 shall be true and correct in all material respects. The representations and warranties set forth in each other section in Article III shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Seller and the Bank; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)               Performance. Seller and the Bank shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or before the Closing.

(c)                Certificates. Seller shall have delivered to Purchaser (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 7.1, as such conditions relate to Seller, and in Section 7.3(a) and Section 7.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Seller’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Purchaser and its counsel shall request.

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(d)               Closing Financial Statements. Seller shall have delivered to Purchaser the Closing Financial Statements and the accompanying certificate of Seller’s chief financial officer in accordance with Section 2.6.

(e)                Asset Quality. As of the last business day of the month reflected in the Closing Financial Statements, the calculation of (i) Non-Performing Loans (excluding OREO) to Total Loans shall not be in excess of 2.54%, and (ii) Non-Performing Assets (including OREO) to Total Assets shall not be in excess of 1.75%, each as set forth in the Closing Financial Statements.

(f)                Dissenting Shares. Holders of not more than five percent of the outstanding shares of Seller Common Stock shall have demanded, properly and in writing, appraisal for such shares of Seller Common Stock held by each such holder under the TBCA.

Article VIII
TERMINATION

Section 8.1             Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of Purchaser and Seller;

(b)               by Purchaser or Seller by giving written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to November 15, 2016 (the “End Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before the End Date and such action or failure to act constitutes a material breach of this Agreement;

(c)                by Purchaser or Seller, by written notice to the other parties hereto, if (i) any Governmental Authority has denied a Requisite Regulatory Approval and such denial has become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order, or (iii) the shareholders of Seller fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby, including the Sale, at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon;

(d)               By Purchaser by written notice to the other parties hereto, if (i) the board of directors of Seller has (i) failed to recommend the Sale and the approval of this Agreement by the shareholders of Seller or otherwise effected a Change in the Seller Recommendation, (ii) the Bank or Seller shall have breached its obligations under Section 5.2 in any manner adverse to Purchaser, or (iii) Seller breached its obligations under Section 6.1 by failing to call, give notice of, convene and/or hold the Shareholders’ Meeting in accordance with Section 6.1;

(e)                by Seller by written notice to Purchaser, if Purchaser shall have materially breached any representation or warranty or shall have failed to comply with any covenant or agreement applicable to Purchaser that, individually or together with all such other uncured breaches by Purchaser, would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, and such breach is not cured within 15 Business Days after written notice thereof to Purchaser; provided, that such termination by Seller shall not be permitted if the Bank or Seller is then in material breach of this Agreement; or

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(f)                by Purchaser by written notice to Seller and the Bank, if the Bank or Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Bank or Seller that, individually or together with all such other uncured breaches by the Bank and Seller, would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied, and such breach is not cured within 15 Business Days after written notice thereof to Seller and the Bank; provided, that such termination by Purchaser shall not be permitted if Purchaser is then in material breach of this Agreement.

Section 8.2             Certain Effects of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall terminate and there shall be no Liability on the part of any party to this Agreement (or any shareholder, member, partner, director, manager, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement, except that (a) Section 6.4, Section 6.5, this Article VIII and Article IX shall survive such termination and remain in full force and effect, (b) if this Agreement is terminated by a party because of the material breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s material breach of its obligations under this Agreement, the terminating party’s right to pursue all legal remedies shall survive such termination and (c) no such termination shall relieve any party to this Agreement of any Liability or damages resulting from any fraud, bad faith or any intentional breach of this Agreement.

Section 8.3             Termination Fee. In the event that this Agreement is terminated (a) by either Purchaser, on the one hand, or Seller, on the other hand pursuant to Section 8.1(b), (b) by Purchaser pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), (c) by Purchaser pursuant to Section 8.1(d), or (d) by Purchaser pursuant to Section 8.1(f), and, in each case, prior to the date that is 12 months after the date of such termination, Seller, the Bank, or any of their respective Affiliates enters into a definitive agreement (whether or not such transaction is consummated) or consummates a transaction with respect to an Acquisition Proposal, then Seller or the Bank shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay to Purchaser, by wire transfer of immediately available funds, an amount in cash equal to $3,000,000 (the “Termination Fee”). The payment of the Termination Fee by Seller or the Bank pursuant to this Section 8.3 constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Purchaser in the event of termination of this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d), or Section 8.1(f). The parties acknowledge that the agreements contained in this this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller or the Bank fails to pay any fee payable by it pursuant to this Section 8.3 when due, then Seller shall pay to Purchaser its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment

Article IX
MISCELLANEOUS

Section 9.1             Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

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If to the Bank:

Citizens National Bank

c/o Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

Facsimile Number: (870) 850-2605

Attention: George A. Makris, Jr., Chairman & CEO

with a copy to:

Simmons First National Corporation

425 W. Capitol Avenue, Suite 1400

Little Rock, Arkansas 72201

Facsimile Number: (501) 558-3145

Attention: Patrick A. Burrow, EVP & General Counsel

and

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Facsimile Number: (202) 778-5988

Attention: Frank M. Conner III

Email: rconner@cov.com;

Michael P. Reed

Email: mreed@cov.com

If to Seller:

Citizens National Bancorp, Inc.

Two Park Street

Athens TN 3730

Attention: Paul G. Willson, Chairman

Fax: (423) 507-8818

Email: pwillson@citnatbank.com

with a copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Baker Donelson Center, Suite 800
211 Commerce Street
Nashville, TN 37201
Fax: (615) 744-5718
E-Mail: sjeisen@bakerdonelson.com and mlmiller@bakerdonelson.com
Attention: Steven J. Eisen, Shareholder

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If to Purchaser:

Simmons First National Corporation
501 Main Street
Pine Bluff, Arkansas 71601
Facsimile Number: (870) 850-2605
Attention: George A. Makris, Jr., Chairman & CEO

with a copy to:

Simmons First National Corporation
425 W. Capitol Avenue, Suite 1400
Little Rock, Arkansas 72201
Facsimile Number: (501) 558-3145
Attention: Patrick A. Burrow, EVP & General Counsel

and

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Facsimile Number: (202) 778-5988

Attention: Frank M. Conner III

Email: rconner@cov.com;

Michael P. Reed

Email: mreed@cov.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.1.

Section 9.2             Specific Performance. The parties hereto recognize and agree that, if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage may be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that, in addition to any other available remedies, each other party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement or an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

Section 9.3             Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred, except that the Bank shall pay all such costs and expenses of Seller, including all legal, accounting, fairness opinion and advisory fees to Mercer Capital, investment banking fees to SunTrust Robinson Humphrey, and any payments and employer payroll taxes in accordance with the terms and conditions of those certain change in control bonus agreements by and among Seller, the Bank and certain individuals.

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Section 9.4             Entire Agreement. This Agreement, the Disclosure Schedules, the Nondisclosure Agreement between the parties, executed July 23, 2015, the exhibits, the schedules and the other documents referred to herein constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the exhibits, the schedules and the other documents referred to herein the statements in the body of this Agreement will control.

Section 9.5             Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall apply only to the indicated Section of this Agreement, except to the extent that the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure. The Purchaser Disclosure Schedule and the Seller Disclosure Schedule each sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III and Article IV or to one or more of its covenants contained in this Agreement; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation or warranty. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6             Waiver. Prior to or at the Closing Date, Purchaser, acting through an authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller or the Bank, to waive or extend the time for the compliance or fulfillment by Seller or the Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Purchaser under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Purchaser. Prior to or at the Closing Date, Seller and the Bank, acting through their respective boards of directors, chief executive officers or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by Purchaser, to waive or extend the time for the compliance or fulfillment by Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller or the Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller and the Bank. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

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Section 9.7             Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 9.8             Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner adverse to any party. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 9.9             Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Arkansas applicable to contracts made in that state, without giving effect to any Law that would cause the application of the laws of any jurisdiction other than the State of Arkansas.

Section 9.10         Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Except as set forth in Section 6.7, nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, including Third Party beneficiary rights. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any Third Party beneficiary will be required to amend, modify or waive any provision of this Agreement.

Section 9.11         Assignability. This Agreement shall not be assignable by Seller, the Bank or by Purchaser without the prior written consent of the other parties; provided, that Purchaser may assign its rights, interests and obligations hereunder to any Affiliate of Purchaser. Any purported assignment in violation of this Section 9.11 shall be void.

Section 9.12         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12.

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Section 9.13         Consent to Jurisdiction and Service of Process. Each party to this Agreement agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.13.

Section 9.14         Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered by the Bank, Seller, on the one hand, and Purchaser, on the other hand.

Section 9.15         Headings. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

Section 9.16         Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

CITIZENS NATIONAL BANK

By:	/s/ Paul G. Willson
Name: Paul G. Willson
Title: Chairman

CITIZENS NATIONAL BANCORP, INC.

By:	/s/ Paul G. Willson
Name: Paul G. Willson
Title: Chairman

[Signature Page to Stock Purchase Agreement]

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
Name: George A. Makris, Jr.
Title: Chairman, and CEO

[Signature Page to Stock Purchase Agreement]